Filed Pursuant to Rule 424(b)(5) and (b)(7)
A filing fee of $30,700, calculated in accordance with
Rule 457(r), has been transmitted to the SEC in connection
With the securities offered from the registration statement
(File No. 333-143769) by means of this prospectus supplement.

Prospectus Supplement to prospectus dated June 15, 2007

$1,000,000,000

3.125% Junior Subordinated Convertible Debentures due 2037

and

Shares of Common Stock Issuable Upon Conversion of the Debentures

We originally issued these debentures in a private placement transaction in March 2007. This prospectus supplement and the accompanying prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of the debentures.

The debentures will bear ordinary interest at a rate of 3.125% per year until March 15, 2037, the maturity date. Interest on the debentures will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2007. In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on March 15, 2014, contingent interest will accrue during any semi-annual interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,300 per $1,000 principal amount of the debentures or is less than or equal to a threshold that was initially be set at $600 per $1,000 principal amount of the debentures and that will increase over time. We will also pay contingent interest equal to any extraordinary cash dividend or distribution that our board of directors designates as payable to the holders of the debentures. In addition, so long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

Holders may convert their debentures based on a conversion rate of 32.0760 shares of our common stock per $1,000 principal amount of debentures, equivalent to a conversion price of approximately $31.18 per share, subject to adjustment, at their option at any time prior to December 15, 2036, under the following circumstances: (1) during any fiscal quarter commencing after June 30, 2007, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter; (2) during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of debenture for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; (3) if we call any or all of the debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate transactions described in this prospectus supplement. On or after December 15, 2036, holders may convert their debentures at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the debentures to be converted and the total conversion obligation. We will deliver shares of our common stock, cash or a combination thereof, at our option, for the remainder, if any, of our conversion obligation. In addition, we will increase the conversion rate for holders who elect to convert debentures in connection with certain fundamental changes.

We may not redeem the debentures prior to March 15, 2014, except in connection with certain tax-related events. On or after that date, we may redeem all or part of the debentures for cash at 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. On or prior to August 27, 2007, we may also redeem all or part of the debentures for cash at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.

If we undergo a fundamental change, holders may require us to repurchase all or a portion of their debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest up to, but excluding, the repurchase date. We will pay cash for all debentures so repurchased.

The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2007, we had no senior debt outstanding and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $78 million, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “XLNX.” The last reported sale price of our common stock on The Nasdaq Global Select Market on June 14, 2007 was $27.50 per share.

See “ Risk factors” beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

June 15, 2007

S-i

Market and industry data

Market data and industry statistics and forecasts used throughout this prospectus supplement and the information incorporated herein by reference are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus supplement and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors.” Accordingly, investors should not place undue reliance on this information.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of the global economy as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, higher than anticipated product delinquencies, greater than expected customer volume discounts, greater than anticipated product mix changes, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to secure adequate test, packaging and assembly capacity from our suppliers, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors contained in this prospectus supplement under the heading “Risk factors” and in our filings with the Securities and Exchange Commission (“SEC”), including our report on Form 10-K for the year ended March 31, 2007.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus supplement.

S-ii

Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. You should read the entire prospectus supplement, the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference, before making an investment decision. When used in this prospectus supplement, the terms “Xilinx,” “issuer,” “we,” “our” and “us” refer to Xilinx, Inc. and its consolidated subsidiaries, unless otherwise specified.

Our company

We design, develop and market complete programmable logic solutions, including advanced integrated circuits (“ICs”), software design tools, predefined system functions delivered as intellectual property (“IP”) cores, design services, customer training, field engineering and technical support. Our programmable logic devices (“PLDs”) include field programmable gate arrays (“FPGAs”) and complex programmable logic devices (“CPLDs”). These devices are standard products that our customers program to perform desired logic functions. Our products are designed to provide high integration and quick time-to-market for electronic equipment manufacturers in the communications, storage, server, consumer, automotive, industrial and other markets. We sell our products globally through independent domestic and foreign distributors and through direct sales to original equipment manufacturers (“OEMs”) by a network of independent sales representative firms and by a direct sales organization.

Xilinx was founded and incorporated in California in February 1984. In April 1990, the Company reincorporated in Delaware. Our corporate facilities and executive offices are located at 2100 Logic Drive, San Jose, California 95124, and our phone number is (408) 559-7778.

The offering

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, you should read the section of this prospectus supplement entitled “Description of debentures.” For purposes of this summary and the “Description of debentures,” references to “the Company,” “Xilinx,” “we,” “our” and “us” refer only to Xilinx, Inc. and not to its subsidiaries.

Issuer	Xilinx, Inc., a Delaware corporation.

Debentures	$1,000,000,000 principal amount of 3.125% Junior Subordinated Convertible Debentures due 2037.

Maturity	March 15, 2037, unless earlier redeemed, repurchased or converted.

Interest	3.125% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2007.

In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on March 15, 2014, contingent interest will accrue:

•

during any semi-annual ordinary interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,300 per $1,000 principal amount of the debentures, in which case contingent interest will accrue at a rate of 0.50% of such average trading price per annum; and

•

during any semi-annual ordinary interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is less than or equal to a threshold that was initially be set at $600 per $1,000 principal amount of the debentures and that will increase over time, in which case contingent interest will accrue at a rate of 0.25% of such average trading price per annum.

In addition, we will pay contingent interest at any time the debentures are outstanding in the event that we pay an extraordinary cash dividend or distribution to holders of our common stock that our board of directors designates as payable to the holders of the debentures.

So long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures (other than contingent interest relating to extraordinary dividends) for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

For purposes of this summary, references to “interest” include ordinary interest, contingent interest, additional interest, deferred interest and compounded interest except as otherwise indicated.

Conversion rights	Prior to December 15, 2036, holders may convert their debentures at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, under the following circumstances:

•

during any fiscal quarter beginning after June 30, 2007 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter;

•

during the 5 business day period after any 10 consecutive trading day period in which the trading price per debenture for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day;

•	if we call any or all of the debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate transactions described under “Description of debentures—Conversion rights.”

On or after December 15, 2036, holders may convert their debentures at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the business day immediately preceding the maturity date.

The initial conversion rate for the debentures is 32.0760 shares per $1,000 principal amount of debentures (equal to an initial conversion price of approximately $31.18 per share), subject to adjustment.

Upon conversion, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the debentures being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 20 trading day observation period (as described herein). See “Description of debentures—Conversion rights—Payment upon conversion.”

We will increase the conversion rate for a holder who elects to convert its debentures in connection with certain fundamental changes as described under “Description of debentures—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes.”

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares of common stock, if any, delivered to holders upon conversion.

Redemption at our option

We may not redeem the debentures prior to March 15, 2014, except in connection with certain tax-related events. On or after March 15, 2014, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. We may not redeem the debentures at our option or give notice of redemption unless we have paid any accrued deferred interest with respect to the debentures. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to but excluding the redemption date.

We may also redeem all or part of the debentures for cash on or prior to August 27, 2007 if certain U.S. federal tax legislation, regulations or rules are enacted or are issued. The redemption price for any such redemption will be equal to 101.5% of the principal amount of the debentures being redeemed plus (i) accrued and unpaid interest to but excluding the redemption date and (ii) if the conversion parity value of the debentures being redeemed exceeds their initial conversion value, 79% of the amount determined by subtracting the initial conversion value of such debentures from their conversion parity value.

We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures.

Covenants

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the debentures. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities (except, with respect to our paying dividends or repurchasing our securities, during any extension of the interest payment period for the debentures).

Fundamental change

If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of debentures—Fundamental change permits holders to require us to repurchase debentures”), you will have the option to require us to repurchase all or any portion of your debentures. The fundamental change repurchase price will be 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest to but excluding the fundamental change repurchase date. We will pay the fundamental change repurchase price in cash.

Events of default

If there is an event of default under the debentures, the principal amount of the debentures, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking

The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future unsecured senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

Registration rights

We entered into a registration rights agreement with the initial purchasers of the debentures in which we agreed to file with the SEC the shelf registration statement for the resale of the debentures and the common stock issuable upon conversion of the debentures of which the accompanying prospectus is a part.

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale of the debentures and the common stock pursuant to this prospectus supplement, and we will receive none of such proceeds.

Book-entry form

The debentures were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the debentures

Since their initial issuance, the debentures have been eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus supplement will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the debentures. Our common stock is listed on The Nasdaq Global Select Market under the symbol “XLNX.”

Risk factors

Investment in the debentures involves risk. You should carefully consider the information under the section titled “Risk factors” and all other information included in this prospectus supplement and the documents incorporated by reference before investing in the debentures.

R isk factors

Investing in the debentures and our common stock involves a high degree of risk. In addition, our business, operations and financial condition are subject to various risks. You should carefully consider the risks described below with all of the other information included in this prospectus supplement before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such an event, the trading price of the debentures and our common stock could decline and you could lose all or part of your investment.

Risks related to our business

The semiconductor industry is characterized by rapid technological change, intense competition and cyclical market patterns which contribute to create factors that may affect our future operating results including:

Market demand

•	increased dependence on turns orders (orders received and shipped within the same fiscal quarter);

•	limited visibility of demand for products, especially new products;

•	reduced capital spending by our customers;

•	weaker demand for our products or those of our customers due to a prolonged period of economic uncertainty;

•	excess inventory at Xilinx and within the supply chain including overbuilding of OEM products;

•	additional excess and obsolete inventories and corresponding write-downs due to a significant deterioration in demand;

•	inability to manufacture sufficient quantities of a given product in a timely manner;

•	inability to obtain manufacturing or test and assembly capacity in sufficient volume;

•	inability to predict the success of our customers’ products in their markets;

•	an unexpected increase in demand resulting in longer lead times that causes delays in customer production schedules;

•	dependence on the health of the end markets and customers we serve;

Competitive environment

•	price and product competition, which can change rapidly due to technological innovation;

•	customers converting to application specific integrated circuit (“ASIC”) or application specific standard product (“ASSP”) designs from Xilinx PLDs;

•	faster than normal erosion of average selling prices;

•	timely introduction of new products and ability to manufacture in sufficient quantities at introduction;

Technology

•	lower gross margins due to product or customer mix shifts and reduced manufacturing efficiency;

•	failure to retain or attract specialized technical/management personnel;

•	timely introduction of advanced manufacturing technologies;

•	ability to safeguard the Company’s products from competitors by means of patents and other intellectual property protections;

•	impact of new technologies which result in rapid escalation of demand for certain products with corresponding declines in demand for others;

•	ability to successfully manage multiple vendor relationships;

Other

•	changes in accounting pronouncements;

•	dependence on distributors to generate sales and process customer orders;

•	disruption in sales generation, order processing and logistics if a distributor materially defaults on a contract;

•	impact of changes to current export/import laws and regulations;

•	volatility of the securities market, particularly as it relates to the technology sector;

•	unexpected product quality issues;

•	global events impacting the world economy or specific regions of the world;

•	increase in the cost of natural resources;

•	parts shortages at our suppliers;

•	failure of information systems impacting financial reporting;

•	catastrophes that impact the ability of our supply chain to operate or deliver product; and

•	higher costs associated with multiple foundry relationships.

We attempt to identify changes in market conditions as soon as possible; however, the dynamics of the market make prediction of and timely reaction to such events difficult. Due to these and other factors, our past results, including those described in this report, are much less reliable predictors of the future than with companies in many older, more stable and mature industries. Based on the factors noted herein, we may experience substantial fluctuations in future operating results.

Our results of operations are impacted by global economic and political conditions, dependence on new products, dependence on independent manufacturers and subcontractors, competition,

intellectual property, potential effect of new accounting pronouncements, financial reporting and internal controls environment and litigation, each of which is discussed in greater detail below.

Potential effect of global economic and political conditions

Sales and operations outside of the U.S. subject us to the risks associated with conducting business in foreign economic and regulatory environments. Our financial condition and results of operations could be adversely affected by unfavorable economic conditions in countries in which we do significant business and by changes in foreign currency exchange rates affecting those countries. For example, we have sales and operations in the Asia Pacific region, Japan and Europe. Past economic weakness in these markets adversely affected revenues, and such conditions may occur in the future. Sales to all direct OEMs and distributors are denominated in U.S. dollars. While the recent movement of the Euro and Yen against the U.S. dollar had no material impact to our business, increased volatility could impact our European and Japanese customers. Currency instability may increase credit risks for some of our customers and may impair our customers’ ability to repay existing obligations. Increased currency volatility could also positively or negatively impact our foreign currency denominated costs, assets and liabilities. Any or all of these factors could adversely affect our financial condition and results of operations in the future.

Our financial condition and results of operations are increasingly dependent on the global economy. Any instability in worldwide economic environments occasioned, for example, by political instability or terrorist activity could impact economic activity and could lead to a contraction of capital spending by our customers. Additional risks to us include U.S. military actions, changes in U.S. government spending on military and defense activities impacting defense-associated sales, economic sanctions imposed by the U.S. government, government regulation of exports, imposition of tariffs and other potential trade barriers, reduced protection for intellectual property rights in some countries, rising oil prices and generally longer receivable collection periods. Moreover, our financial condition and results of operations could be affected in the event of political conflicts or economic crises in countries where our main wafer providers, end customers and contract manufacturers who provide assembly and test services worldwide, are located.

Dependence on new products

Our success depends in large part on our ability to develop and introduce new products that address customer requirements and compete effectively on the basis of price, density, functionality, power consumption and performance. The success of new product introductions is dependent upon several factors, including:

•	timely completion of new product designs;

•	ability to generate new design opportunities (design wins);

•	availability of specialized field application engineering resources supporting demand creation and customer adoption of new products;

•	ability to utilize advanced manufacturing process technologies to circuit geometries on 65nm and smaller;

•	achieving acceptable yields;

•	ability to obtain adequate production capacity from our wafer foundries and assembly subcontractors;

•	ability to obtain advanced packaging;

•	availability of supporting software design tools;

•	utilization of predefined IP cores of logic;

•	customer acceptance of advanced features in new products; and

•	successful deployment of electronic systems by our customers.

Our product development efforts may not be successful, our new products may not achieve industry acceptance and we may not achieve the necessary volume of production that would lead to further per unit cost reductions. Revenues relating to our mature products are expected to decline in the future, which is normal for our product life cycles. As a result, we may be increasingly dependent on revenues derived from design wins for our newer products as well as anticipated cost reductions in the manufacture of our current products. We rely primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and other price/performance factors that enable us to increase revenues while maintaining consistent margins. To the extent that such cost reductions and new product introductions do not occur in a timely manner, or to the extent that our products do not achieve market acceptance at prices with higher margins, our financial condition and results of operations could be materially adversely affected.

Dependence on independent manufacturers and subcontractors

During fiscal 2007, nearly all of our wafers were manufactured either in Taiwan, by UMC or in Japan, by Toshiba or Seiko. Terms with respect to the volume and timing of wafer production and the pricing of wafers produced by the semiconductor foundries are determined by periodic negotiations between Xilinx and these wafer foundries, which usually result in short-term agreements. We are dependent on these foundries, especially UMC, which supplies the substantial majority of our wafers. We rely on UMC to produce wafers with competitive performance and cost attributes. These attributes include an ability to transition to advanced manufacturing process technologies and increased wafer sizes, produce wafers at acceptable yields, and deliver them in a timely manner. We cannot guarantee that the foundries that supply our wafers will not experience manufacturing problems, including delays in the realization of advanced manufacturing process technologies. In addition, greater demand for wafers produced by the foundries without an offsetting increase in foundry capacity, raises the likelihood of potential wafer price increases and wafer shortages.

UMC’s foundries in Taiwan and Toshiba’s and Seiko’s foundries in Japan as well as many of our operations in California are centered in areas that have been seismically active in the recent past. Should there be a major earthquake in our suppliers’ or our operating locations in the future, our operations, including our manufacturing activities, may be disrupted. This type of disruption could result in our inability to ship products in a timely manner, thereby materially adversely affecting our financial condition and results of operations. Additionally, disruption of operations at these foundries for any reason, including other natural disasters such as fires or floods, as well as disruptions in access to adequate supplies of electricity, natural gas or water could cause delays in shipments of our products, and could have a material adverse effect on our results of operations.

We are also dependent on subcontractors to provide semiconductor assembly, test and shipment services. Any prolonged inability to obtain wafers with competitive performance and cost attributes, adequate yields or timely delivery, unavailability of or disruption in assembly, test or shipment services, or any other circumstance that would require us to seek alternative sources of supply, could delay shipments and have a material adverse effect on our ability to meet customer demand reducing net sales and negatively impacting our financial condition and results of operations.

Competition

Our PLDs compete in the logic IC industry, an industry that is intensely competitive and characterized by rapid technological change, increasing levels of integration, product obsolescence and continuous price erosion. We expect increased competition from our primary PLD competitors, Altera Corporation (Altera), Lattice Semiconductor Corporation and Actel Corporation, from the ASIC market, which has been ongoing since the inception of FPGAs, from the ASSP market, and from new companies that may enter the traditional programmable logic market segment. We believe that important competitive factors in the logic industry include:

•	product pricing;
•	time-to-market;
•	product performance, reliability, quality, power consumption and density;
•	field upgradability;
•	adaptability of products to specific applications;
•	ease of use and functionality of software design tools;
•	functionality of predefined IP cores of logic;
•	inventory management;
•	access to leading-edge process technology and assembly capacity; and
•	ability to provide timely customer service and support.

Our strategy for expansion in the logic market includes continued introduction of new product architectures that address high-volume, low-cost and low-power applications as well as high-performance, high-density applications. In addition, we anticipate continued price reductions proportionate with our ability to lower the cost for established products. However, we may not be successful in achieving these strategies.

Other competitors include manufacturers of:

•	high-density programmable logic products characterized by FPGA-type architectures;
•	high-volume and low-cost FPGAs as programmable replacements for ASICs and ASSPs;
•	ASICs and ASSPs with incremental amounts of embedded programmable logic;
•	high-speed, low-density CPLDs;
•	high-performance DSP devices;
•	products with embedded processors;
•	products with embedded multi-gigabit transceivers; and
•	other new or emerging programmable logic products.

Several companies have introduced products that compete with ours or have announced their intention to enter the PLD segment. To the extent that our efforts to compete are not successful, our financial condition and results of operations could be materially adversely affected.

The benefits of programmable logic have attracted a number of competitors to the market segment. We recognize that different applications require different programmable technologies, and we are developing architectures, processes and products to meet these varying customer needs. Recognizing the increasing importance of standard software solutions, we have developed common software design tools that support the full range of our IC products. We believe that automation and ease of design are significant competitive factors in the PLD market segment.

We could also face competition from our licensees. We have granted limited rights to other companies with respect to certain of our older technology which may enable them to manufacture and market products which may be competitive with some of our older products. For example, in July 2001, in connection with a settlement of patent litigation with Altera, we entered into a royalty-free patent cross license agreement which terminated in July 2006.

Intellectual Property

We rely upon patent, copyright, trade secret, mask work and trademark laws to protect our intellectual property. We cannot provide assurance that such intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. From time to time, third parties, including our competitors, have asserted patent, copyright and other intellectual property rights to technologies that are important to us. Third parties may assert infringement claims against us in the future; assertions by third parties may result in costly litigation and we may not prevail in such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms. Litigation, regardless of its outcome, could result in substantial costs and diversion of our resources. Any infringement claim or other litigation against us or by us could materially adversely affect our financial condition and results of operations.

Considerable number of common shares subject to future issuance

As of March 31, 2007, we had 2.00 billion authorized common shares, of which 295.9 million shares were outstanding. In addition, 99.7 million common shares were reserved for issuance pursuant to employee stock option and employee stock purchase plans (Equity Plans), and 32.1 million shares were reserved for issuance upon conversion or repurchase of the debentures. The availability of substantial amounts of our common shares resulting from the exercise or settlement of equity awards outstanding under our Equity Plans or the conversion or repurchase of debentures using common shares, which would be dilutive to existing security holders, could adversely affect the prevailing market price of our common shares and could impair our ability to raise additional capital through the sale of equity securities.

Potential effect of new accounting pronouncements

There may be potential new accounting pronouncements or regulatory rulings, which may have an impact on our future financial condition and results of operations. For example, the accounting method for convertible debt securities with net share settlement, such as our debentures, may be subject to change. Under the accounting rules currently in effect, for the purpose of calculating diluted net income per common share, a convertible debt security providing for net share settlement of the conversion value and meeting specified requirements under applicable accounting rules, is accounted for interest expense purposes similarly to non-convertible debt. As a result, the stated coupon constituting interest expense and any shares issuable upon conversion of the debt security would be accounted for under the treasury stock method. The effect of the treasury stock method is that the shares potentially issuable upon conversion of the debentures are not included in the calculation of our diluted net income per common share except to the extent that the conversion value of the debentures exceeds their principal amount, in which event the number of shares of our common stock necessary to settle the conversion are treated as having been issued for diluted net income per common share purposes.

The accounting method for net share settled convertible securities is currently under consideration by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB). Under consideration is a proposed method for accounting for net share settled convertible securities under which the debt and equity components of the security would be bifurcated and accounted for separately. We cannot predict the outcome of this process or any other changes in generally accepted accounting principles (GAAP) that may affect accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our financial results. These impacts could adversely affect the trading price of our common stock and in turn negatively impact the trading price of the debentures.

Please see Note 11 to our consolidated financial statements, included in Item 8. “Financial Statements and Supplementary Data” included in or annual report on From 10-K for the year ended March 31, 2007, for additional information about the debentures. Please also see Note 2 to our consolidated financial statements, included in Item 8. “Financial Statements and Supplementary Data” included in or annual report on From 10-K for the year ended March 31, 2007, for additional information about recent accounting pronouncements.

Financial reporting and internal controls environment

We are subject to the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (the Act). Our controls necessary for continued compliance with the Act may not operate effectively at all times and may result in a material weakness disclosure. The identification of material weaknesses in internal control, if any, could indicate a lack of proper controls to generate accurate financial statements. Further, our internal control effectiveness may be impacted if we are unable to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies.

Risks related to the debentures

The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations and any indebtedness or other liabilities of our subsidiaries.

The debentures are unsecured and subordinated in right of payment to all of our existing and future senior debt. Because the debentures are subordinate to our senior debt, if we experience:

•	a bankruptcy, liquidation or reorganization, or
•	an acceleration of the debentures due to an event of default under the indenture,

we will be permitted to make payments on the debentures only after we have satisfied all of our senior debt obligations. Also, if payment or other defaults occur on senior debt, payments on the debentures may be blocked indefinitely or for specified periods. Therefore, payments on the debentures may be delayed or not permitted or we may not have sufficient assets remaining to pay amounts due on any or all of the debentures. In addition, the debentures effectively are subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the debentures to share in those assets, would be subordinate to the claims of the subsidiaries’ creditors.

The debentures are our obligations exclusively. The indenture for the debentures does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness and other liabilities. As of March 31, 2007, we had no senior debt outstanding, and our subsidiaries had approximately $78 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles. From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the debentures.

We rely on certain of our subsidiaries as sources of cash and your right to receive payments on the debentures is effectively subordinated to all existing and future liabilities of our subsidiaries and to all of our existing and future secured debt.

We conduct a considerable portion of our operations through our subsidiaries. Dividends and advances from our subsidiaries are significant sources of cash for us. The amount of dividends available to us from our subsidiaries depends largely upon each subsidiary’s earnings and operating capital requirements. The terms of some of our subsidiaries’ future borrowing arrangements may limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on their business and tax considerations and legal restrictions.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the debentures. As a result, the debentures are effectively subordinated to all liabilities of our subsidiaries. Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors. At March 31, 2007, our subsidiaries had approximately $78 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

In addition, the debentures are not secured by any of our assets or those of our subsidiaries. As a result, the debentures are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the debentures. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the debentures.

The debentures do not contain restrictive covenants and we may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the debentures.

The indenture governing the debentures does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries, except, with respect to our payment of dividends or the repurchase of our securities, during any extension of the interest payment period for the debentures. See “Description of debentures—Option to extend interest payment period.” In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the debentures.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the debentures. However, the fundamental change provisions will not afford protection to holders of debentures in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the debentures. In the event of any such transaction, holders of the debentures will not have the right to require us to repurchase the debentures, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of debentures.

Restricted convertibility of the debentures could result in your receiving less than the value of the cash and common stock, if any, into which a debenture would otherwise be convertible.

The debentures are convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you will not be able to receive the cash and common stock, if any, into which the debentures would otherwise be convertible.

Upon conversion of the debentures, we will pay a settlement amount consisting of cash and shares of our common stock, if any, based upon a specified observation period, and you may receive less proceeds than expected.

Generally, we will satisfy our conversion obligation to holders by paying cash equal to the lesser of the aggregate principal amount and the conversion value of the debentures being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day observation period. Accordingly, upon conversion of a debenture, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the debenture as of the conversion date (as defined under “Description of debentures”). This is particularly true with respect to any conversion occurring after the date of issuance of a notice of redemption as described under “Description of debentures—Optional redemption,” for which the observation period will begin on the 22nd scheduled trading day prior to the applicable redemption date. In addition, because of the 20 trading day observation period, settlement generally will be delayed until at the least the 23rd trading day following the related conversion date. See “Description of debentures.” Upon conversion of the debentures, you may receive consideration worth less than the conversion value of the debenture as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period.

Our failure to convert the debentures into cash or a combination of cash and shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the debentures.

The conversion rate of the debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of debentures—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. An event that adversely affects the value of the debentures may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for debentures converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your debentures as a result of such transaction.

If a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for debentures converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of debentures—Conversion rights—Adjustments to shares delivered upon conversion upon certain fundamental changes.” The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $95.00 per share or less than $25.98 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed

38.4911 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “Description of debentures—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If the market price of our common stock decreases, the market price of the debentures may similarly decrease.

We expect that the market price of the debentures will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the debentures than would be expected for debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in the sections of this prospectus supplement titled “Risk factors” and “Forward-looking statements,” many of which are beyond our control. For instance, the price of our common stock could be affected by sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company than our common stock, or by other hedging or arbitrage trading activity that may develop involving our common stock. This hedging or arbitrage could, in turn, affect the trading price of the debentures.

The debentures may not have an active market and their price may be volatile. You may be unable to sell your debentures at the price you desire or at all.

There is no existing trading market for the debentures. Since their initial issuance, the debentures have been eligible for trading in the PORTAL Market. However, the debentures resold pursuant to this prospectus supplement and the accompanying prospectus will no longer be eligible for trading in the PORTAL Market, and we do not intend to list them on any other automated quotation system or any securities exchange. At the time of the initial issuance of the debentures in February 2007, the initial purchaser of the debentures advised us that it intended to make a market in the debentures, but it has no obligation to do so and may cease its market-making at any time without notice. In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the pendency of any shelf registration statement or exchange offer. The liquidity of the trading market in these debentures, and the market price quoted for these debentures, may be adversely affected by, among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the debentures;

•	the interest of securities dealers in making a market for the debentures; and

•	prevailing interest rates.

The debentures may not be rated or may receive a lower rating than anticipated.

If one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock would be harmed.

We may not have the ability to repurchase the debentures in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of debentures, as required by the indenture governing the debentures.

Holders of the debentures have the right to require us to repurchase the debentures upon the occurrence of a fundamental change as described under “Description of debentures.” We may not have sufficient funds to repurchase the debentures in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms. In addition, upon conversion of the debentures, we will be required to make cash payments to the holders of the debentures equal to the lesser of the principal amount of the debentures being converted and the conversion value of those debentures as described in under “Description of debentures—Conversion rights—Payment upon conversion.” Such payments could be significant, and we may not have sufficient funds to make them at such time.

A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the debentures in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the debentures or pay cash in respect of conversions when required would result in an event of default with respect to the debentures.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could be used to satisfy short positions, or anticipated conversion of the debentures into shares of our common stock could depress the price of our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the debentures), but if you subsequently convert your debentures into common stock, you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, to a limited extent, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has historically been volatile and may continue to be volatile. The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the shares of our common stock issuable upon conversion of the debentures when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Since the fiscal year ended April 1, 2006, the closing sale price of our common stock on The Nasdaq Global Select Market ranged from $25.65 to $30.18 per share, and the closing sale price on June 14, 2007 was $27.50 per share. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the stock market in general, and prices for companies in our industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance. Because the debentures are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our debentures. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the debentures may encourage short selling in our common stock by market participants because the conversion of the debentures could depress the price of our common stock.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the debentures.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the debentures, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the debentures. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the debentures.

We may not be able to refinance the debentures if required or if we so desire.

We may need or desire to refinance all or a portion of the debentures or any other future indebtedness that we incur on or before the maturity of the debentures. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

The debentures will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated debentures are issued in exchange for book-entry interests in the debentures, owners of the book-entry interests will not be considered owners or holders of debentures. Instead, the common depository, or its nominee, will be the sole holder of the debentures. Payments of principal, interest and other amounts owing on or in respect of the debentures in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the debentures in global form and credited by such participants to indirect participants. Unlike holders of the debentures themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the debentures. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the debentures even though you do not receive a corresponding cash distribution.

The conversion rate of the debentures is subject to adjustment in certain circumstances, including the payment of certain cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our Company could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the debentures, under some circumstances, we will increase the conversion rate for debentures converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. federal income tax considerations.”

If you are a non-U.S. holder (as defined in “Certain U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See “Certain U.S. federal income tax considerations.”

U.S. holders will recognize income for U.S. federal income tax purposes in excess of the current cash payments on the debentures and will recognize ordinary income on the disposition of the debentures.

Pursuant to the terms of the indenture, we and each holder of the debentures agree to treat the debentures, for United States federal income tax purposes, as “contingent payment debt instruments.” Under this characterization, the debentures will be treated as issued with original issue discount for U.S. federal income tax purposes, and each U.S. holder will be required to include such original issue discount in gross income as it accrues regardless of the holder’s method of tax accounting. The amount of original issue discount required to be included in the holder’s gross income for each year generally will be in excess of the payments and accruals on the debentures for non-tax purposes and in advance of the receipt of cash or other property attributable thereto in that year. A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and the holder’s adjusted tax basis in the debenture. Any such gain will be treated as ordinary interest income and any such loss will be ordinary loss to the extent of the interest previously included in gross income and, thereafter, capital loss. All holders should read the discussion of the United States federal income tax consequences of the purchase, ownership, and the disposition of the debentures that is contained in this prospectus supplement under the heading “Certain U.S. federal income tax considerations.”

Use of proceeds

The proceeds from the sale of the debentures and the common stock offered pursuant to this prospectus supplement are solely for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus supplement.

Dividend policy

In each quarter of fiscal 2006, we paid a cash dividend of $0.07 per common share, for a total of $0.28 per common share for fiscal 2006 and $0.05 in each quarter during fiscal 2005 for a total of $0.20 for fiscal 2005. In each quarter of fiscal 2007, we paid a cash dividend of $0.09 per common share. On February 26, 2007, we announced that our Board of Directors had declared a quarterly cash dividend of $0.12 per share, which was paid on May 30, 2007 to stockholders of record on the close of business on May 9, 2007. We have paid a cash dividend in each of the past 13 quarters, including the first quarter of fiscal 2008.

Description of debentures

We issued the debentures under an indenture dated as of March 5, 2007 (the “indenture”) between us and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The terms of the debentures include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The debentures and the shares of common stock issuable upon conversion of the debentures are be covered by a registration rights agreement. The description of debentures in this Prospectus Supplement supersedes, in its entirety, the description of debt securities in the accompanying prospectus.

The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

For purposes of this description, references to “the Company,” “Xilinx,” “we,” “our” and “us” refer only to Xilinx, Inc. and not to its subsidiaries.

General

The debentures

The debentures:

•	are our general unsecured, junior subordinated obligations;

•	are limited to an aggregate principal amount of $1,000,000,000;

•	mature on March 15, 2037 (the “maturity date”), unless earlier converted, redeemed or repurchased;

•	are issued in denominations of $1,000 and integral multiples of $1,000;

•

are represented by one or more registered debentures in global form, but in certain limited circumstances may be represented by debentures in certificated form. See “Book-entry, settlement and clearance;” and

•	are subordinated in right of payment to our existing and future senior debt and to all indebtedness and other liabilities of our subsidiaries.

The debentures will bear ordinary interest from March 5, 2007 at a rate of 3.125% per year and, under certain circumstances as described below, may also bear contingent interest, additional interest, deferred interest and/or compounded interest. For purposes of this description, references to “interest” include all such forms of interest except as otherwise indicated.

Subject to the fulfillment of certain conditions and during the periods described below, the debentures may be converted at an initial conversion rate of 32.0760 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $31.18 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a debenture, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the debentures being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value calculated on a proportionate basis for each trading day in the 20 trading day observation period as described below under “Conversion rights—Payment upon conversion.” Upon conversion of a debenture, you will not receive any separate payment for accrued and unpaid interest, except under the limited circumstances described below under “Conversion rights—General.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise, restrict the incurrence of liens, restrict the payment of dividends, restrict the issuance or repurchase of our securities (except, with respect to our payment of dividends or the repurchase of our securities, during any extension of the interest payment period for the debentures) or contain financial covenants. Other than restrictions described under “Fundamental change permits holders to require us to repurchase debentures” and “Consolidation, merger and sale of assets” below, and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the debentures protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional debentures under the indenture with the same terms and with the same CUSIP numbers as the debentures offered hereby in an unlimited aggregate principal amount, provided that such additional debentures must be fungible with the debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the debentures in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the debentures on a national securities exchange or interdealer quotation system.

We use the term “debenture” in this prospectus supplement to refer to each $1,000 principal amount of debentures. We use the term “common stock” in this prospectus supplement to refer to our common stock, $0.01 par value.

Payments on the debentures; paying agent and registrar; transfer and exchange

We will pay principal of and interest on debentures in global form registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debentures.

We will pay principal of certificated debentures at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office in New York, New York, as a place where debentures may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the debentures, and we may act as paying agent or registrar. Interest on certificated debentures will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these debentures and

(ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date (as defined below), by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

A holder of debentures may transfer or exchange debentures at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of debentures, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. You may not sell or otherwise transfer debentures or common stock issued upon conversion of debentures except in compliance with the provisions set forth below under “Transfer restrictions” and “—Registration rights.” In addition, we are not required to transfer or exchange any debenture selected for redemption or surrendered for conversion. Also, we are not required to register any transfer or exchange of any debenture for a period of 15 days before the mailing of a notice of redemption.

The registered holder of a debenture will be treated as the owner of it for all purposes.

Interest

General

The debentures will bear ordinary interest from March 5, 2007 at a rate of 3.125% per year. We will also pay contingent interest (as defined below) on the debentures in the circumstances described under “—Contingent interest.” Subject to the provisions set forth under “—Option to extend interest payment period,” we will pay interest semi-annually in arrears on March 15 and September 15 of each year to the holders of record at the close of business on the preceding March 1 and September 1 (each such date, in respect of the debentures, a “record date”), respectively, beginning September 15, 2007; provided that:

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we will not pay accrued and unpaid interest on any debentures that are converted into our common stock. See “—Conversion rights.” If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive the interest payable on the interest payment date, notwithstanding the conversion of such debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders those debentures for conversion, except as provided below, it must pay us an amount equal to the interest that will be paid on the related interest payment date. The preceding sentence does not apply, however, to (i) a holder that converts debentures that have been called by us for redemption and in respect of which we have specified a redemption date that is after a record date but on or prior to the corresponding interest payment date, (ii) a holder that converts debentures in respect of which we have specified a fundamental change repurchase date (as defined below) that is after a record date but on or prior to the corresponding interest payment date or (iii) a holder that converts debentures following the regular record date immediately preceding the final interest payment date. Accordingly, a holder of debentures who chooses to convert its debentures under any of the circumstances described in clauses (i), (ii) or (iii) above will not be required to pay us, at the time it surrenders the debentures for conversion, the amount of interest on the debentures that it would have received on the interest payment date if the debentures had not been called for redemption, repurchased by us or converted, as applicable. In addition, a holder that surrenders debentures for conversion will not be required to pay us any deferred interest, compounded interest or overdue interest that exists at the time of the conversion, regardless of whether such conversion occurs during the period between a record date for an interest payment and the corresponding interest payment date;

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we will pay interest to a person other than the holder of record on the record date for an interest payment if we redeem the debentures on a date that is after the record date and prior to such interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed, to but not including the redemption date, to the same person to whom we will pay the principal of such debentures;

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the record and payment dates for a contingent interest payment relating to an extraordinary dividend (as defined below) will be set by our board of directors in connection with the declaration of such dividend, and may not correspond to the semi-annual record and payment dates described above. However, the record date for the payment of such interest to holders of the debentures will be the same as the record date for the payment of the corresponding extraordinary dividend to holders of our common stock; and

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our delivery to a holder of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a debenture is convertible, will be deemed to satisfy our obligation to pay accrued and unpaid interest attributable to the period from the issue date through the conversion date. As a result, we will treat such interest as paid in full upon settlement rather than cancelled, extinguished or forfeited.

Interest on the debentures will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Contingent interest

Subject to the accrual, record date and payment provisions described above, beginning with the semi-annual interest period commencing on March 15, 2014, contingent interest (“contingent interest”) will accrue:

•	during any semi-annual ordinary interest period where the average trading price of the debentures (as determined below) for the 10 trading days immediately preceding the first day of such semiannual period is greater than or equal to the upside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.50% of such average trading price; and

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during any semi-annual ordinary interest period where the average trading price of the debentures for the 10 trading days immediately preceding the first day of such semi-annual period is less than or equal to the downside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.25% of such average trading price.

In addition, we will pay contingent interest at any time the debentures are outstanding upon the declaration by our board of directors of an extraordinary cash dividend or distribution to all or substantially all holders of our common stock that our board of directors designates as payable with respect to the debentures (an “extraordinary dividend”), in which case such contingent interest will be payable on the same date as, and in an amount equal to, the dividend or distribution that a holder of debentures would have received had such holder converted its debentures immediately prior to the record date for the payment of such dividend or distribution to holders of our common stock (calculated as if such debentures had been converted entirely into shares of our common stock). The record date for the payment of such interest to holders of the debentures will also be the same as the record date for the payment of the corresponding extraordinary dividend to holders of our common stock.

“Upside trigger” means $1,300 per $1,000 principal amount of debentures.

“Downside trigger” means $600 per $1,000 principal amount of debentures during the period prior to March 15, 2018. Beginning on March 15, 2018 and ending on March 15, 2036, the downside trigger will increase in increments of $10 per $1,000 principal amount of debentures per semi-annual ordinary interest period on March 15 and September 15 of each year within such period. For example, the downside trigger will be $620 per $1,000 principal amount of debentures during the period commencing on September 15, 2018 and ending on March 14, 2019.

We will notify the trustee upon a determination that contingent interest on the debentures will accrue during a relevant semi-annual period or upon declaration by our board of directors of an extraordinary dividend that our board of directors designates as payable with respect to the debentures.

For purposes of the foregoing contingent interest provisions, the “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the bid solicitation agent for $5,000,000 principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. We will provide prompt written notice to the bid solicitation agent identifying the three independent nationally recognized securities dealers selected by us. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of debentures from an independent nationally recognized securities dealer selected by us and identified in writing to the bid solicitation agent or, in the reasonable judgment or our board of directors (acting through the board or a committee thereof), the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be determined by our board of directors (acting through the board or a committee thereof) based on a good faith estimate of the fair value of the debentures; provided that the bid solicitation agent shall not determine the trading price of the debentures unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures is greater than or equal to the upside trigger or is less than or equal to the downside trigger, at which time we will instruct the bid solicitation agent to determine the trading price of the debentures in the manner described herein beginning on the next trading day and on each successive trading day until the trading price of the debentures is less than or equal to the upside trigger or is greater than or equal to the downside trigger, as applicable. The bid solicitation agent shall be entitled to all of the rights of the bid solicitation agent set forth in the indenture in connection with any such determination, and any such determination shall be conclusive absent manifest error.

Option to extend interest payment period

So long as we are not in default in the payment of interest on the debentures, we have the right to extend the interest payment period (such extended period, an “extension period”), including the period for payment of any contingent interest other than extraordinary dividends and additional interest (together with the interest regularly payable on the debentures, “deferred interest”), from time to time for a period not exceeding 10 consecutive semi-annual interest periods, provided that such extension period shall terminate upon the occurrence of a default or event of default, or upon notice given by us in accordance with the provisions of the indenture, and provided further that no extension period shall extend beyond the maturity date of the debentures. We have no current intention of exercising our right to extend an interest payment period. No deferred interest will be due and payable during an extension period, except at the end thereof, but deferred interest will continue to accrue and all such accrued and unpaid deferred interest will itself bear interest at the comparable yield rate (as defined below), compounded semi-annually (“compounded interest”). During any extension period, we will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock, or make any guarantee payments with respect thereto (provided that the foregoing will not apply (a) to repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, which contract, plan or arrangement is approved by our board of directors, (b) as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, (c) to the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (d) to stock dividends or other stock distributions (including rights, warrants or options to purchase capital stock) paid by us) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank in right of payment pari passu with, or junior to, the debentures (provided that the foregoing will not apply to any indebtedness or obligation of ours to any of our wholly-owned subsidiaries). In addition, we may not redeem the debentures at our option or give notice of a redemption at our option during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures. Prior to the termination of any extension period, we may further extend the interest payment period; provided that such extension period will be subject to the limitations described above and, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest payment periods or extend beyond the maturity of the debentures.

On the first interest payment date occurring on or after the end of each extension period, we will pay to the holders of debentures of record on the record date for such interest payment date, regardless of who the holders of record may have been on other dates during the extension period, all accrued and unpaid deferred interest on the debentures, including compounded interest. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. We may also prepay at any time, in accordance with the notice provisions contained in the indenture, all or any portion of the deferred interest accrued during an extension period. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures, not to exceed 10 consecutive semi-annual interest payment periods; provided, that no such period may extend beyond the stated maturity of the debentures. The failure by us to make deferred interest payments during an extension period will not constitute a default or an event of default under the indenture or our currently outstanding indebtedness.

“Comparable yield rate” means the annual interest rate that Xilinx would pay, as of the initial issue date of the debentures, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We expect that the comparable yield rate for the debentures will be an annual rate of 7.20%, compounded semi-annually.

Our settlement of conversions during an extension period will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued and unpaid interest to, but not including, the conversion date. As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will give notice to the trustee of our election of such extension period at least sixteen calendar days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date we are required to give notice to The Nasdaq Global Select Market (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment.

Subordination

The payment of the principal, any premium and interest on the debentures, including amounts payable on any redemption or repurchase, are subordinated to the prior payment in full of all of our senior debt. The debentures are also effectively subordinated to any debt or other liabilities of our subsidiaries.

As of March 31, 2007, we had no senior debt outstanding, and our subsidiaries had approximately $78 million of outstanding indebtedness and other liabilities (excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles).

“Senior debt” is defined in the indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument;

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our obligations (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

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all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

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all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

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renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior debt does not include (i) the debentures, (ii) any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not senior in right of payment to the debentures, (iii) any indebtedness or obligation of ours to any of our subsidiaries or (iv) trade payables.

We may not make any payment on account of principal, premium or interest on the debentures, or redeem or repurchase the debentures, if either of the following occurs:

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we default in our obligations to pay principal, premium, interest or other amounts on our designated senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

•	any other default occurs and is continuing on any designated senior debt (a “nonpayment default”) and (i) the default permits the holders of the designated senior debt to accelerate its maturity and (ii) the trustee has received a notice (a “payment blockage notice”) of the default from us, the holder of such debt or such other person permitted to give such notice under the indenture.

If payments on the debentures have been blocked by a payment default on designated senior debt, payments on the debentures may resume when the payment default has been cured or waived or ceases to exist. If payments on the debentures have been blocked by a nonpayment default, payments on the debentures may resume on the earlier of (i) the date the nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the payment blockage notice is received.

No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the debentures by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice; and

•	all scheduled payments of principal, any premium and interest with respect to the debentures that have come due have been paid in full in cash.

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

Upon any acceleration of the principal due on the debentures as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment with respect to the debentures. See “Events of default.” By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt are likely to recover more, ratably, than you will recover, and you will likely experience a reduction or elimination of payments on the debentures.

In addition to the contractual subordination provisions described above, the debentures are also “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Xilinx to receive any assets of its subsidiaries upon their liquidation or reorganization, and the right of the holders of the debentures to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that Xilinx itself is recognized as a creditor of such subsidiary, in which case the claims of Xilinx would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Xilinx. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.

The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness or liabilities.

We may not be able to comply with the provision of the debentures that provides that upon a fundamental change each holder may require us to repurchase all or a portion of the debentures. In addition, we advise you that there may not be sufficient assets remaining to pay amounts due on the debentures then outstanding in the event of our bankruptcy, liquidation, reorganization or other winding up.

Optional redemption

No sinking fund is provided for the debentures. Except as described below, prior to March 15, 2014, the debentures are not redeemable. On or after March 15, 2014, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to but excluding the redemption date.

On or prior to August 27, 2007, we may redeem the debentures in whole or in part for cash if any tax triggering event has occurred. The redemption price for any such redemption will be equal to 101.5% of the principal amount of the debentures being redeemed plus (i) accrued and unpaid interest to but excluding the redemption date and (ii) if the conversion parity value of the debentures being redeemed exceeds their initial conversion value, 79% of the amount determined by subtracting the initial conversion value of such debentures from their conversion parity value.

We will give notice of redemption not less than 30 nor more than 60 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures. However, we may not redeem the debentures at our option or give notice of redemption during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures.

If debentures are redeemed on a date that is after a record date for an interest payment and prior to the corresponding interest payment date, we will pay accrued and unpaid interest to the same person to whom we pay the principal of the debentures being redeemed rather than to the holder of record on the record date. If debentures are redeemed on any interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.

We may not redeem any debentures unless all accrued and unpaid interest thereon has been or is simultaneously paid for all semi-annual periods or portions thereof terminating prior to the redemption date.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to

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issue, register the transfer of or exchange any debentures during the 15-day period prior to the date on which a notice of redemption is deemed to have been given to all holders of debentures to be redeemed; or

•	register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Tax triggering event” means the enactment of U.S. federal legislation, promulgation of Treasury regulations, issuance of a published ruling, notice, announcement or equivalent form of guidance by the Treasury or the Internal Revenue Service, or the issuance of a judicial decision if Xilinx determines in good faith, or receives an opinion of its outside counsel to the effect that, any such authority will have the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the debentures, provided that Xilinx determines in good faith that such reduction, delay, or limitation is material.

“Conversion parity value” means the product of (i) the conversion rate in effect on the redemption date and (ii) the average of the volume-weighted average prices of our common stock for the 20 consecutive trading days ending on the trading day immediately preceding the redemption date.

The “volume-weighted average price” of our common stock on a trading day means the price displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page XLNX.UQ <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, or, if such price is not available, the volume-weighted average price per share of our common stock on that trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“Initial conversion value” means the product of (i) the initial conversion rate, prior to adjustments as described under “Conversion rights—Conversion rate adjustments” and (ii) $25.98, the last reported sale price of our common stock on February 27, 2007.

Conversion rights

General

Prior to December 15, 2036, the debentures are convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,”—Conversion upon notice of redemption,” and “—Conversion upon specified corporate transactions.” On or after December 15, 2036, holders may convert each of their debentures at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate is 32.0760 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $31.18 per share of common stock) and is subject to adjustment as provided below. Upon conversion of a debenture, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the debentures being converted and cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, for the remainder, if any, of our conversion obligation, in each case based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in the 20 trading day observation period (as defined below), all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are a multiple of $1,000 principal amount.

If we call debentures for redemption, a holder of debentures may convert debentures only until the close of business on the trading day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of debentures has submitted debentures for repurchase upon a fundamental change, the holder may convert those debentures only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates and you were the holder of record on such record date. We will not issue fractional shares of our common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a debenture is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the debenture; and

•	accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if debentures are converted after 5:00 p.m., New York City time, on a record date for the payment of interest, holders of such debentures at 5:00 p.m., New York City time, on such record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Debentures, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made:

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•	in respect of any conversion that occurs after the record date for the interest payment due on March 15, 2037; or

•	to the extent of any deferred interest, compounded interest or overdue interest, if any such amounts exist at the time of conversion with respect to such debenture.

If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name or, solely because as a result of actions by the holder, the tax is imposed by any taxing authority outside the United States, in which case the holder will pay that tax.

Prior to December 15, 2036, holders may surrender their debentures for conversion into cash and shares of our common stock, if any, only under the following circumstances:

Conversion upon satisfaction of sale price condition

A holder may surrender all or a portion of its debentures for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2007, if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.

For purposes of the foregoing and the immediately following contingent conversion provisions, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading, (ii) there is no market disruption event and (iii) a last reported sale price is available on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock (or other security for which a last reported sale price must be determined) is not so listed or admitted for trading, “trading day” means a business day.

“Market disruption event” means, if our common stock is listed on a U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion upon satisfaction of trading price condition

A holder of debentures may surrender its debentures for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

For purposes of the foregoing and immediately following conversion provisions, the “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the last reported sale price on each day that we fail to do so.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the debentures unless we have requested such determination; and we will have no obligation to make such request unless a holder of a debenture provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate.

Conversion upon notice of redemption

If we call any or all of the debentures for redemption, holders may convert debentures that have been so called for redemption at any time prior to the close of business on the trading day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors in good faith, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the debentures at least 25 scheduled trading days prior to the ex date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time. The “ex date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the exception regarding publicly traded securities contained in the paragraph immediately following that definition), we must notify holders of the debentures at least 25 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their debentures for conversion at any time until 25 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change repurchase date). In addition, holders may surrender all or a portion of their debentures for conversion if a fundamental change of the type described in clauses (1) or (3) of the definition of fundamental change occurs. In such event, holders may surrender debentures for conversion at any time beginning on the actual effective date of such fundamental change until and including the date that is 30 calendar days after the actual effective date of such transaction or, if earlier, until the repurchase date corresponding to such fundamental change.

Conversion procedures

If you hold a beneficial interest in a global debenture, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global debenture and, if required, pay funds equal to interest payable on the next interest payment date and all transfer and similar taxes that may be applicable to such conversion.

If you hold a certificated debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “Fundamental change permits holders to require us to repurchase debentures” with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of debentures being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the observation period. The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•

to the extent the daily conversion value exceeds $50, a number of shares (the “daily share amount”) equal to (i) the difference between the daily conversion value and $50, divided by (ii) the daily VWAP for such day.

“Daily conversion value” means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XLNX.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us), provided that after consummation of a fundamental change in which the consideration is comprised entirely of cash, the daily VWAP will be deemed to be the cash price per share received by holders of our common stock in such fundamental change.

“Observation period” with respect to any debenture means the 20 consecutive trading day period beginning on and including the second trading day after the related conversion date, except that (i) with respect to any conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional redemption,” the “observation period” means the 20 consecutive trading days beginning on and including the 22nd scheduled trading day prior to the applicable redemption date and (ii) with respect to any conversion date occurring during the period beginning on December 15, 2036, and ending at 5:00 p.m., New York City time, on the scheduled trading day immediately prior to maturity, “observation period” means the first 20 trading days beginning on and including the 22nd scheduled trading day prior to maturity.

For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no market disruption event.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

On any day prior to the first trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”). If we elect to specify a cash percentage then, in lieu of all or a portion of the daily share amount for each trading day in the applicable observation period, we will deliver cash equal to the product of (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the daily VWAP for such trading day. The number of shares in respect to the daily share amount for each trading day in the applicable observation period will equal the product of (x) the daily share amount and (y) 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with shares of our common stock; provided, however, that (i) we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such debenture and (ii) if conversion of such debentures is in connection with a transaction described below under “—Recapitalizations, reclassifications and changes of our common stock” pursuant to which the debentures become convertible into cash and reference property, we will settle such conversion in cash and reference property.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based on the daily VWAP for the final trading day of the applicable observation period).

Exchange in lieu of conversion

When a holder surrenders debentures for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the applicable observation period, such debentures to a financial institution designated by us for exchange in lieu of conversion. In order to accept any debentures surrendered for conversion, the designated institution must agree to deliver, in exchange for such debentures, all cash and shares of our common stock, if any, due upon conversion, all as provided above under “—Payment upon conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by us. By the close of business on the trading day immediately preceding the start of the applicable observation period, we will notify the holder surrendering debentures for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, all cash or a combination of cash and shares of common stock.

If the designated institution accepts any such debentures, it will deliver cash and, if applicable, the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver the cash and those shares to such holder on the third business day immediately following the last day of the applicable observation period. Any debentures exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the debentures for exchange, we will, no later than the third business day immediately following the last day of the applicable observation period, convert the debentures into cash and shares, if any, of our common stock, as described above under “—Conversion rights.”

Our designation of an institution to which the debentures may be submitted for exchange does not require the institution to accept any debentures. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate, as a result of holding the debentures, in any of the transactions described below without having to convert their debentures.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 X	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR’ = the conversion rate in effect immediately after such ex date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex date or effective date; and

OS’ = the number of shares of our common stock outstanding immediately after such ex date or effective date.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’	=	CR0 X	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such issuance;

CR’ = the conversion rate in effect immediately after such ex date;

OS0 = the number of shares of our common stock outstanding immediately after such ex date;

X = the total number of shares of our common stock issuable pursuant to such rights; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above or clause (5) below for which an adjustment is made to the conversion rate; and

•	dividends or distributions paid exclusively in cash, including as described in clause (4) below;

then the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 X	SP0
SP0 - FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR’ = the conversion rate in effect immediately after such ex date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’	=	CR0 X	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than (i) distributions described in clause (5) below pursuant to which an adjustment to the conversion rate is made, (ii) an extraordinary cash dividend or distribution that our board of directors designates as payable with respect to the debentures or (iii) regular quarterly cash dividends that do not exceed $0.09 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:

CR’	=	CR0 X	SP0
SP0 - C

where,

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR’ = the conversion rate in effect immediately after the ex date for such distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex date for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock in excess of the initial dividend threshold in the case of a regular quarterly dividend or, in the case of any other dividend or distribution, the full amount of such dividend or distribution. The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the conversion rate under this clause (4).

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’	=	CR0 X	AC + (SP’ X OS’)
OS0 X SP’

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (including any shares purchased pursuant to the tender or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (not including any shares purchased pursuant to the tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Notwithstanding the above, certain listing standards of The Nasdaq Global Select Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) and as described in “—Adjustment to shares delivered upon conversion upon fundamental charges” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the debentures are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the debentures are outstanding, regardless of whether we then have a class of securities listed on The Nasdaq Global Select Market. Accordingly, in the event of an increase in the conversion rate above that which would result in the debentures, in the aggregate, becoming convertible into shares in excess of such limitations, we will either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date).

If application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a stock split).

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

We are permitted, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Select Market (if we are then listed on The Nasdaq Global Select Market), to increase the conversion rate of the debentures by any amount for a period of at least twenty days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder of debentures may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

We do not currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for any dividend or distribution in connection with a merger, sale or conveyance effected solely for the purpose of changing our jurisdiction of incorporation as permitted under the indenture;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account in any subsequent adjustment of the conversion rate or in connection with any conversion of the debentures. Except as described above in this section and as described under “—Adjustment to shares delivered upon conversion upon certain fundamental changes,” we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our and our subsidiaries’ consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a debenture will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the debentures will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the debentures will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion upon certain fundamental changes

If you elect to convert your debentures in connection with a “make-whole fundamental change” (as defined below), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion occurring at a time when the debentures would be convertible in light of the expected or actual occurrence of a make-whole fundamental change will be deemed to have occurred in connection with such make-whole fundamental change, notwithstanding the fact that a debenture may then also be convertible because another condition to conversion has been satisfied.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2) or (3) under the definition of fundamental change as described under “Fundamental change permits holders to require us to repurchase debentures” below. The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headings) will be adjusted as of any date on which the conversion rate of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of debentures:

	Stock Price
	$25.98	$30.00	$35.00	$40.00	$40.53	$45.00	$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00
Effective Date
March 5, 2007	6.4151	5.5370	4.1467	3.1991	3.1280	2.5282	2.0362	1.6653	1.3793	1.1543	0.9739	0.8276	0.7069	0.6064	0.5217	0.4498
March 15, 2008	6.4151	5.3954	4.0064	3.0670	2.9977	2.4127	1.9354	1.5815	1.3128	1.1019	0.9366	0.8022	0.6936	0.6029	0.5276	0.4643
March 15, 2009	6.4151	5.1925	3.7962	2.8599	2.7917	2.2162	1.7571	1.4207	1.1683	0.9748	0.8239	0.7037	0.6068	0.5274	0.4616	0.4064
March 15, 2010	6.4151	4.9603	3.5396	2.6081	2.5412	1.9769	1.5363	1.2213	0.9904	0.8178	0.6856	0.5828	0.5010	0.4351	0.3810	0.3360
March 15, 2011	6.4151	4.6974	3.2398	2.3017	2.2361	1.6827	1.2653	0.9777	0.7753	0.6296	0.5223	0.4414	0.3790	0.3298	0.2902	0.2575
March 15, 2012	6.4151	4.3814	2.8524	1.8950	1.8311	1.2930	0.9127	0.6702	0.5134	0.4097	0.3391	0.2894	0.2531	0.2255	0.2037	0.1859
March 15, 2013	6.4151	4.0974	2.4103	1.3741	1.3105	0.7740	0.4480	0.2803	0.1972	0.1560	0.1345	0.1220	0.1137	0.1075	0.1024	0.0981
March 15, 2014	6.4151	4.0864	2.2227	0.9483	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2017	6.4151	4.3484	2.3894	0.9813	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2022	6.4151	4.4075	2.2632	0.7344	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2027	6.4151	4.6923	2.4481	0.9005	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2032	6.4151	4.8219	2.3773	0.7345	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
March 15, 2037	6.4151	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates relating to a fundamental change may not be set forth in the table above, in which case:

•

if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is greater than $95.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $25.98 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion as a result of a make-whole fundamental change exceed 38.4911, provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

At our option, in lieu of increasing the conversion rate as described in this section in the event of a make-whole fundamental change, we may elect to make a cash payment in respect of the additional shares. Such cash payment to any holder electing to convert its debentures would be equal to the number of additional shares issuable upon conversion determined by reference to the table above multiplied by the effective share price of the transaction which constitutes a fundamental change. Any such election by us will be disclosed in the notice of the occurrence of the fundamental change that we are required to provide to all record holders of debentures. Once this notice has been provided, we may not modify or withdraw our election.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of conversions in a make-whole fundamental change

As described above under “—Recapitalizations, reclassifications and changes of our common stock,” in the case of certain fundamental changes, upon effectiveness of such fundamental changes, the debentures will be convertible into cash and reference property. If, as described above, we are required to increase the conversion rate as a result of the fundamental change, debentures surrendered for conversion will otherwise be settled as described above under “—Payment upon conversion.” The additional shares or cash or reference property will be delivered to holders who elect to convert their debentures in connection with a fundamental change as described above in “—Adjustment to shares delivered upon conversion upon certain fundamental changes” on the later of (i) five days after the effectiveness of such fundamental change and (ii) the conversion settlement date for those debentures.

Fundamental change permits holders to require us to repurchase debentures

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay (the “fundamental change repurchase price”) is equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The “fundamental change repurchase date” will be a business day specified by us that is not less than 20 nor more than 35 calendar days following the date of our fundamental change notice as described below. Any debentures repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors;

(2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where (i) our common stock is not changed or exchanged except to the extent necessary to reflect a change in our jurisdiction of incorporation or (ii) the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the debentures are then convertible) ceases to be listed on a national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ rights, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities and cash as described under “—Recapitalizations, reclassifications and changes of our common stock.”

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the debentures, the trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the debentures with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their debentures.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We are required to repurchase the debentures on the fundamental change repurchase date. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then:

•

the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•

all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the debentures.

The repurchase rights of the holders could discourage a potential acquiror of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price or the terms of subordination could restrict such payment. See “Risk factors” under the captions “We may not have the ability to repurchase the debentures in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of debentures, as required by the indenture governing the debentures” and “The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations and any indebtedness or other liabilities of our subsidiaries.” If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

We are no required to make an offer to purchase the debentures upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the debentures upon a fundamental change and such third party purchases all debentures validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that the we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all our obligations under the debentures, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture. If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the debentures, except in the case of a lease of all or substantially all of our properties and assets.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the debentures of such holder as described above.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest on any debenture when due and payable and the default continues for a period of 30 days (provided that a valid extension of the interest payment period by us during an extension period pursuant to the indenture shall not constitute a default in the payment of interest for this purpose);

(2) default in the payment of principal of any debenture when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) our failure to comply with our obligation to deliver the cash and common stock, if any, payable upon exercise of a holder’s conversion right;

(4) our failure to give notice of a fundamental change as described under “—Fundamental change permits holders to require us to repurchase debentures” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) our failure to comply with our obligations under “Consolidation, merger and sale of assets”;

(6) our failure to comply with any of our other agreements contained in the debentures or the indenture for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the debentures then outstanding; provided, however, that our failure to file with the SEC or submit to the trustee any annual, quarterly or other report required by the Exchange Act shall not constitute an event of default until 180 days after the date on which we receive such notice;

(7) (A) our failure to make any payment in an amount in excess of $50 million by the end of any applicable grace period after maturity of indebtedness for money borrowed and continuance of such failure, or (B) the acceleration of indebtedness for borrowed money in an amount in excess of $50 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the debentures then outstanding; and

(8) certain events of bankruptcy, insolvency, or reorganization involving us or any of our significant subsidiaries (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding debentures by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the debentures to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately. In addition, in case of an event of default in respect of the bankruptcy provisions, 100% of the principal of and accrued and unpaid interest on the debentures will automatically become due and payable.

The holders of a majority in principal amount of the outstanding debentures may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the debentures and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the debentures that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the debentures unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding debentures have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs. Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 60 days after our knowledge of the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the debentures may be amended with the consent of the holders of at least a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures). However, without the consent of each holder of an outstanding debenture affected, no amendment may, among other things:

(1) reduce the rate of or extend the stated time for payment of interest on any debenture;

(2) reduce the principal of or extend the stated maturity of any debenture;

(3) make any change that impairs or adversely affects the right of a holder to convert any debenture or the conversion rate thereof;

(4) reduce the redemption price or fundamental change repurchase price of any debenture or amend or modify in any manner adverse to the holders of debentures our obligation to make such payments;

(5) make any debenture payable in currency other than that stated in the debenture;

(6) modify the subordination provisions of the indenture in a manner adverse to holders of the debentures;

(7) impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s debenture; or

(8) make any change in the provisions of the indenture which require each holder’s consent, in the provisions relating to waivers of past defaults or in the provisions relating to amendment of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity or correct any omission, defect or inconsistency in the indenture, so long as such action will not adversely affect the interests of holders of the debentures, provided that any such amendment made solely to conform the provisions of the indenture to this prospectus supplement will be deemed not to adversely affect the interests of holders of the debentures;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3) provide for uncertificated debentures in addition to or in place of certificated debentures (provided that we receive an opinion of reputable tax counsel that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debentures are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the debentures;

(5) secure the debentures;

(6) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not materially adversely affect the rights of any holder; or

(8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding debentures or by depositing with the trustee or delivering to the holders, as applicable, after the debentures have become due and payable, whether at stated maturity, on any redemption or fundamental change repurchase date, upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of debentures

Except as otherwise provided above, we or our agents will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the debentures and the conversion rate of the debentures. We or our agents will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We or our agents will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward the calculations to any holder of debentures upon the request of that holder.

Trustee

The Bank of New York Trust Company, N.A. is the trustee, registrar, paying agent and conversion agent.

No personal liability of stockholders, employees, officers or directors

None of our, or of any successor entity’s, direct or indirect stockholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.

Governing law

The indenture provides that it and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global debentures

The debentures initially were issued in the form of one or more registered debentures in global form, without interest coupons (which we refer to as the “global debentures”). Upon issuance, each of the global debentures were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global debenture is limited to persons who have accounts with DTC (which we refer to as “DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global debenture with DTC’s custodian, DTC will credit portions of the principal amount of the global debenture to the accounts of the DTC participants designated by the initial purchaser; and

•

ownership of beneficial interests in a global debenture will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global debenture).

Beneficial interests in global debentures may not be exchanged for debentures in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global debentures

All interests in the global debentures are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchaser are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchaser, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global debenture, that nominee will be considered the sole owner and holder of the debentures represented by that global debenture for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debenture:

•	are not entitled to have debentures represented by the global debenture registered in their names;

•	will not receive or be entitled to receive physical, certificated debentures; and

•

are not considered the owners or holders of the debentures under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global debenture must rely on the procedures of DTC to exercise any rights of a holder of debentures under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the debentures represented by a global debenture will be made by the trustee to DTC’s nominee as the registered holder of the global debenture. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global debenture, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global debenture will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated debentures

Debentures in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related debentures only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debentures and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•

we, at our option, notify the trustee that we elect to cause the issuance of certificated debentures, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will withdraw beneficial interests from the global debentures only at the request of each DTC participant); or

•	an event of default in respect of the debentures has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global debenture may be exchanged for certificated debentures in accordance with procedures of DTC.

Registration rights

We and the initial purchaser entered into a registration rights agreement concurrently with the issuance of the debentures.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we would, at our cost:

•

as promptly as practicable, but in any event no later than 180 days after the original date of issuance of the debentures, file a shelf registration statement (which will be an automatic shelf registration statement if we qualify to use automatic shelf registration statements at the time of filing) covering resales of the debentures and the common stock issuable upon the conversion thereof pursuant to Rule 415 under the Securities Act;

•

unless the shelf registration statement becomes effective automatically, use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act as promptly as practicable but in any event no later than 180 days after the original date of issuance of the debentures; and

•

subject to certain rights to suspend use of the shelf registration statement, use our reasonable efforts to keep the shelf registration statement continuously effective until the earliest of the second anniversary of the date of the original issuance of the debentures and such time as all of the debentures and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed, (iv) are eligible to be sold pursuant to Rule 144(k) or any successor provision (but not Rule 144A) or (v) are otherwise freely transferable without restriction.

We are permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling debentures or common stock issued on the conversion thereof pursuant to the shelf registration statement:

•	the holder will be required to be named as a selling securityholder in the related prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We agreed to pay predetermined additional interest as described herein (“additional interest”) to holders of the debentures if the shelf registration statement is not timely filed or made effective as described above or if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time, in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any debentures required to bear the legend set forth in “Transfer restrictions” at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.50% after the first 90 days. However, no additional interest will accrue following the end of the period during which we are required to use our reasonable efforts to keep the shelf registration statement effective. In no event shall additional interest accrue at a rate exceeding 0.50%. In addition, no additional interest will be payable in respect of shares of common stock into which the debentures have been converted.

The additional interest will accrue from and including the date on which any the registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations. However, if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the shelf registration statement. Attached to the offering memorandum for the offering of the debentures was a form of notice and questionnaire to be completed and delivered by a holder of debentures or shares of common stock issued upon conversion of the debentures. Holders who wished to be named as a selling securityholder in the related prospectus at the time of effectiveness were required to complete and deliver a questionnaire prior to effectiveness of the shelf registration statement. Upon receipt of the completed questionnaire after the effectiveness of the shelf registration statement, together with any other information as may be reasonably requested by us from a holder of debentures following the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within 15 business days of receipt, file such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver the prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus as described above); provided, however, that after the shelf registration statement has become effective, in no event shall we be obliged to file more than one post-effective amendment to the shelf registration statement in any calendar quarter. Any holder that does not timely complete and deliver a questionnaire and provide any other information reasonably requested by us will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We will pay all expenses of the shelf registration statement, provide to each registered holder copies of the related prospectus, notify each registered holder when the shelf registration statement has become effective and take other actions that are required to permit, subject to the foregoing, unrestricted resales of the debentures and the shares of common stock issued upon conversion of the debentures.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request as described under “Where you can find more information.”

Material U.S. federal income tax considerations

This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the debentures and of the common stock into which the debentures may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended (referred to herein as the “code”), Treasury regulations issued under the code, judicial authority and administrative rulings and practice, all as of the date of this prospectus supplement and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of debentures or common stock could differ from those described below. This summary deals only with purchasers who hold debentures or common stock into which debentures have been converted as “capital assets” within the meaning of Section 1221 of the code. This summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding debentures as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, or any non-U.S. tax laws.

As used herein, the term “U.S. holder” means a beneficial owner of debentures or common stock into which debentures have been converted that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation, created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if, (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner, other than a partnership, of debentures or common stock into which debentures have been converted that is not a U.S. holder.

If a partnership, including for this purpose any entity treated as a partnership for U.S. tax purposes, is a beneficial owner of debentures or common stock into which debentures have been converted, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of debentures that is a partnership and partners in such a partnership should consult their independent tax advisors about the U.S. federal income tax consequences of holding and disposing of debentures and common stock into which debentures have been converted.

Classification of the debentures

Pursuant to the terms of the indenture, we and every holder of debentures agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the debentures as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “contingent debt regulations”) and to be bound by our application of the contingent debt regulations to the debentures, including generally our determination of the rate at which interest will be deemed to accrue on the debentures (and the related “projected payment schedule” as described below). The remainder of this discussion describes the treatment of the debentures in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the debentures for United States federal income tax purposes. The Internal Revenue Service (the “service”) issued Revenue Ruling 2002-31 and Notice 2002-36, in which the service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the debentures, and the service concluded that the debt instrument addressed in that published guidance was subject to the contingent debt regulations. In addition, the service clarified various aspects of the applicability of certain other provisions of the code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular debt instrument, however, such as the debentures, is uncertain. In addition, no rulings are expected to be sought from the service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the service will not take contrary positions. As a result, no assurance can be given that the service will agree with the tax characterizations and the tax consequences described below. A different treatment of the debentures from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the debentures and could require a holder to accrue interest income at a rate different from the “comparable yield” rate described below.

U.S. holders

Accrual of interest on the debentures

Pursuant to the contingent debt regulations, U.S. holders of the debentures will be required to accrue interest income on the debentures on a constant-yield basis, as described below, regardless of whether such holders use the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in income each year in excess of the accruals on the debentures for non-tax purposes and in excess of any interest payments actually received in that year.

The contingent debt regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

•

the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

A debenture’s “issue price” is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments with respect to the debentures.

We have determined the “comparable yield” on the debentures to be 7.20%, which is the annual yield we believe we would pay, as of the initial issue date of the debentures, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful. If our determination of the comparable yield were successfully challenged by the service, the redetermined yield could be materially greater than or less than the comparable yield determined by us.

The contingent debt regulations require that we provide to holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (to which we refer as “projected payments”) on the debentures. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the projected value of the stock into which the debentures are convertible at maturity. In this regard, the fair market value of any common stock (and the amount of any cash) received by a U.S. holder upon conversion will be treated as a contingent payment. The comparable yield and the projected payment schedule are set forth in the indenture. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to us at: Xilinx, Inc., 2100 Logic Drive, San Jose, CA, 95124, Attention: Corporate Secretary and Attention: Treasurer.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the debentures for U.S. federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the debentures or the value at any time of the common stock into which the debentures may be converted.

Adjustments to interest accruals on the debentures

If, during any taxable year, a U.S. holder of debentures receives actual payments with respect to its debentures that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the debentures) received in that year.

If a U.S. holder receives in a taxable year actual payments with respect to the debentures that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce the U.S. holder’s interest income on the debentures for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the debentures or to reduce the amount realized on a sale, exchange, conversion, redemption or other disposition of the debentures. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if the amount of a contingent payment on a debenture becomes fixed more than six months prior to the due date of the payment. Generally, in this case you would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. Your tax basis in the debenture would also be affected. You are urged to consult your tax adviser concerning the application of these special rules.

Sale, exchange, conversion, redemption or other disposition of debentures

A U.S. holder generally will recognize gain or loss if the holder disposes of a debenture in a sale, exchange, conversion, redemption or other disposition. As described above, our calculation of the comparable yield and the projected payment schedule for the debentures includes the receipt of stock upon conversion as a contingent payment with respect to the debentures, which generally is binding on holders of debentures. Accordingly, we intend to treat the receipt of common stock by a U.S. holder upon the conversion of a debenture as a payment under the contingent debt regulations. So viewed, a conversion of a debenture into common stock also will result in taxable gain or loss to a U.S. holder.

The holder’s gain or loss will equal the difference between the proceeds received by the holder, reduced by any net negative adjustment carried forward from prior years, as described above, and the holder’s adjusted tax basis in the debenture. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the debenture, including the fair market value of any common stock received.

The holder’s tax basis in the debenture generally will equal the amount the holder paid for the debenture, increased by any interest income previously accrued by the U.S. holder under the contingent debt regulations (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments that previously have been scheduled to be made in respect of the debentures (without regard to the actual amounts paid).

Any gain recognized will be treated as ordinary income pursuant to the contingent debt regulations. Any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the debenture has been held for more than one year). The deductibility of capital losses is subject to limitation. A U.S. holder who sells a debenture at a loss, or who converts a debenture into our common stock at a loss, that meets certain thresholds may be required to file a disclosure statement with the service.

A U.S. holder’s tax basis in common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of receipt.

Purchases of debentures at a price other than the adjusted issue price

If a U.S. holder purchases a debenture in the secondary market for an amount that differs from the adjusted issue price of the debenture at the time of purchase, the U.S. holder will be required to accrue interest income on the debenture in accordance with the comparable yield even if market conditions have changed since the date of issuance. Except to the extent described below as to debentures that are considered to be exchange listed, a U.S. holder must reasonably determine whether the difference between the purchase price for a debenture and the adjusted issue price of a debenture is attributable to a change in expectation as to the contingent amounts potentially payable in respect of the debenture, a change in interest rates since the debenture were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a positive adjustment or a negative adjustment to interest inclusion. If the purchase price of a debenture is less than its adjusted issue price of the debenture, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of the debenture, a negative adjustment will result. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the debenture. To the extent that the difference between the purchase price for the debenture and the adjusted issue price of the debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture, and not to a change in the market interest rates, a U.S. holder will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account as positive or negative adjustments, as the case may be, when the contingent payments are made. Any negative or positive adjustment of the kind described above will decrease or increase, respectively, the tax basis in the debenture.

Finally, if a debenture is considered to be exchange listed property then, instead of allocating the difference between adjusted issue price of the debenture and the U.S. holder’s tax basis in the debenture to any projected payments, the holder generally would be permitted, but not required, to allocate such difference on a pro rata basis to the daily portions of interest determined under the projected payment schedule over the remaining term of the debenture. This pro rata allocation, however, would not be reasonable and thus would not be permitted to the extent that the allocation produces a deemed yield on the debenture that is less than the applicable federal rate for the debenture as of the issue date. The debentures will be considered exchange listed if they are listed on either a national securities exchange or an interdealer quotation system sponsored by a national securities association. Currently, the debentures are not considered to be exchange listed.

Some U.S. holders will receive Forms 1099-OID reporting interest accruals on their debenture. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the purchase of a debenture in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive dividends on debentures

The terms of the debentures allow for changes in the conversion rate of the debentures in certain circumstances. A change in conversion rate that allows debenture holders to receive more shares of common stock on conversion may be treated as a taxable dividend to U.S. holders, notwithstanding the fact that the holder does not receive a cash payment. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate debenture holders for distributions of cash or property to our stockholders. In addition, if an event occurs that increases the interests of holders of the debentures and the conversion rate is not adjusted, the resulting increase in the proportionate interests of the holders of the debentures could be treated as a taxable dividend to the U.S. holders. On the other hand, a change in conversion rate could simply prevent the dilution of the debenture holders’ interests upon a stock split or other change in capital structure and generally would not be treated as a constructive stock dividend.

Although there is no judicial authority directly on point, the Internal Revenue Service may take the position that a constructive dividend with respect to the debentures would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.

Dividends on common stock

If, after a U.S. holder converts a debenture into common stock, we make a distribution in respect of that stock, other than certain pro rata distributions of shares of common stock, the distribution will be treated as a taxable dividend, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s adjusted tax basis in its common stock. Any remaining excess will be treated as capital gain. Eligible dividends received by a non-corporate U.S. holder will be subject to tax at the special reduced rate generally applicable to long-term capital gain (15%) through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, a U.S. holder generally may be eligible for this reduced rate only if the U.S. holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. If the U.S. holder is a U.S. corporation, it would generally be permitted to claim the dividends-received deduction, provided certain requirements are met.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale or exchange of common stock

A U.S. holder will generally recognize gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

Non-U.S. holders

Treatment of debentures

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of payments and accruals of interest on the debentures, including principal and interest payments, a payment in common stock, or a combination of stock and cash pursuant to a conversion, and any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debenture, if each of the following requirements is satisfied:

•	the amount received is not U.S. trade or business income (as defined below);

•

the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person. If a debenture is held through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. holder provides such a form to the organization or institution and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” (as defined in the code) that is actually or constructively related to us; and

•

to the extent that payments on the notes are described in Section 871(h)(4)(A)(i) (i.e., payments reflecting contingent interest), our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) and we have not been a U.S. real property holding corporation (as defined in the code) at any time during the applicable statutory period. We believe that we have not at any time been, are not, and do not anticipate becoming, a U.S. real property holding corporation.

If all of these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the debentures, which will be withheld from scheduled interest payments, contingent interest payments or principal payments on the debentures, to the extent thereof, unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the interest is U.S. trade or business income (as defined below) and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the debentures on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge non-U.S. holders to consult their tax advisers for information on the impact of these withholding regulations.

For purposes of this discussion, any interest or dividend income and any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a debenture or common stock will be considered “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States, and (ii) in the case of an applicable treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Constructive dividends on debentures

A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate on income attributable to an adjustment to (or failure to make an adjustment to) the conversion rate of the debentures that constitutes a constructive dividend as described in “U.S. holders—Constructive dividends on debentures” above, which tax may be withheld from interest, shares of common stock or proceeds subsequently paid or credited to a non-U.S. holder, unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the amount received is U.S. trade or business income (as defined above), and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the constructive dividend on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% or a lower rate if so specified by an applicable income tax treaty.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a debenture generally will be subject to U.S. withholding tax at a 30% rate, unless either (i) such rate is reduced or eliminated under the terms of a tax treaty between the United States and the non-U.S. holder’s country of residence or (ii) the dividends are U.S. trade or business income and, in each case the non-U.S. holder complies with the applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to the constructive dividend on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax at a rate of 30% on such income or a lower rate if so specified by an applicable income tax treaty.

Disposition of common stock

Subject to the discussion of backup withholding below, generally, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized upon the sale or exchange of common stock unless:

•	the gain is U.S. trade or business income;

•

such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met; or

•

we have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the non-U.S. holder’s holding period in the common stock and our common stock ceases to be regularly traded on an established securities market or such holder owns or is deemed to own more than 5% of our common stock. We believe that we have not at any time been, are not, and do not anticipate becoming, a U.S. real property holding corporation.

A non-U.S. holder described in the first bullet point above will generally be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain at U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate, or at a lower rate specified in an applicable income tax treaty, on the gain derived from the sale or exchange, which gain may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup withholding and information reporting

Accruals of interest and payment of dividends to both individual U.S. holders and non-U.S. holders of debentures or common stock and payments of the proceeds of the sale or other disposition of the debentures or common stock to individual U.S. holders will be subject to information reporting. In addition, payments of the proceeds of the sale or other disposition of the debentures or common stock to non-U.S. holders may be subject to information reporting unless the non-U.S. holder complies with certain certification procedures. Payments and accruals to both individual U.S. holders and non-U.S. holders may also be subject to backup withholding (currently at a rate of 28%) unless the holder provides us or our paying agent with a correct taxpayer identification number and otherwise complies with applicable certification requirements. The certification procedures required to claim an exemption from the withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

The preceding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our debentures or common stock, including the consequences of any proposed change in applicable laws.

Certain benefit plan investor considerations

The following is a summary of certain considerations associated with the purchase and holding of the debentures and the common stock issuable upon conversion of the debentures by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), individual retirement accounts and other arrangements that are subject to Section 4975 of the code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any similar laws) of such plans, accounts and arrangements (each, a “plan”).

General fiduciary matters

ERISA and the code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA and the code, any person who exercises any discretionary authority or control over the administration of such an ERISA plan or the management or disposition of the assets of such an ERISA plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the debentures and the common stock issuable upon conversion of the debentures by any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the code or any similar laws relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the code and any other applicable similar laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the code, unless an exemption is available. A party in interest or disqualified person, including fiduciaries, of an ERISA plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the code.

Whether or not the underlying assets of the Company are deemed to include “plan assets” as described below, the acquisition and/or holding of debentures and the common stock issuable upon conversion of the debentures by any plan with respect to which we or the initial purchaser or any respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the debentures and the common stock issuable upon conversion of the debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the debentures and the common stock issuable upon conversion of the debentures should not be purchased or held by any person investing “plan assets” of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the code or violation of any applicable similar laws.

Representation

Accordingly, by its acceptance of a debenture or the common stock issuable upon conversion of the debenture, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the debentures or the common stock issuable upon conversion of the debentures constitutes assets of any plan or (ii) the purchase and holding of the debentures and the common stock issuable upon conversion of the debentures by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the code or similar violation under any applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the debentures and the common stock issuable upon conversion of the debentures on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the code and any similar laws to such transactions and whether an exemption would be applicable.

Purchasers and transferees of the debentures have exclusive responsibility for ensuring that their purchase and holding of the debentures or the common stock issuable upon conversion of the debentures do not violate the fiduciary or prohibited transaction rules of ERISA, the code or any similar laws. The sale of any debentures and common stock issuable upon conversion of the debentures to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for such plans generally or any particular plan.

Selling securityholders

We originally issued the debentures to JP Morgan Securities Inc., referred to as the initial purchaser, in transactions exempt from the registration requirements of the Securities Act. The debentures were immediately resold by the initial purchaser to persons reasonably believed by the initial purchasers to be ‘‘qualified institutional buyers’’ within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling securityholders will sell all or any of the debentures or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of June 8, 2007, except where otherwise noted, concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. We have assumed for purposes of the table below that the selling securityholders will sell all of the debentures and all of the common stock issuable upon conversion of the debentures pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided to us information regarding their debentures. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus supplement and the underlying prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary.

Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned and Offered (USD)	Percentage of Debentures Outstanding (%)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Shares of Common Stock Offered (1)	Number of Shares of Common Stock Beneficially Owned after the Offering(2)(6)	Natural Person(s) with Voting or Investment Power
Wachovia Securities International LTD (+)	$10,225,000	1.02	327,977	327,977	0	(7)
S.A.C. Arbitrage Fund, LLC	7,000,000	*	224,532	224,532	0	(8)
Linden Capital LP	26,200,000	2.62	840,391	840,391	0	Siu Min Wong
Tenor Opportunity Master Fund, Ltd.	17,000,000	1.70	545,292	545,292	0	Robin R. Shah
Stark Master Fund Ltd.	30,000,000	3.00	962,280	962,280	0	(9)
Waterstone Market Neutral Master Fund, Ltd.	22,397,000	2.24	718,406	718,406	0	Shawn Bergerson
Waterstone Market Neutral Mac 51	12,603,000	1.26	404,253	404,253	0	Shawn Bergerson

Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned and Offered (USD)	Percentage of Debentures Outstanding (%)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Shares of Common Stock Offered (1)	Number of Shares of Common Stock Beneficially Owned after the Offering(2)(6)	Natural Person(s) with Voting or Investment Power
Satellite Convertible Arbitrage Masterfund LLC	7,500,000	*	240,570	240,570	0	(10)
Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd.	25,500,000	2.55	817,938	817,938	0	(11)
JMG Capital Partners, L.P.	17,500,000	1.75	561,330	561,330	0	(12)
JMG Triton Offshore Fund, Ltd.	17,500,000	1.75	561,330	561,330	0	(13)
Kayne Anderson Capital Income Fund, Ltd. (+)	1,400,000	*	44,906	44,906	0	Richard A. Kayne
HFR RV Performance Master Trust (+)	600,000	*	19,245	19,245	0	Richard A. Kayne
Kayne Anderson Income Partners, LP (+)	450,000	*	14,434	14,434	0	Richard A. Kayne
Kayne Anderson Capital Income Partners (QP), LP (+)	4,550,000	*	145,945	145,945	0	Richard A. Kayne
KBC Financial Products USA Inc. (#)	6,500,000	*	208,494	208,494	0	(14)
Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio	13,545,000	1.35	434,469	434,469	0	(15)
Quattro Fund ltd.	13,006,000	1.30	417,180	417,180	0	Andrew Kaplan,
						Brian Swain and Louis Napoli
Quattro Multistrategy Masterfund LP	1,148,000	*	36,823	36,823	0	Andrew Kaplan,
						Brian Swain and Louis Napoli
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	1,596,000	*	51,193	51,193	0	Mark Rowe, Felix
						Haldner, Michael Fitchet and Dennis O’Malley
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Fund	1,750,000	*	56,133	56,133	0	Gary Crowder
Canadian Imperial Holdings, Inc. (+)	30,000,000	3.00	962,280	962,280	0	Joseph Vehn,
						Sybi Czeheszew and Andrew Henry
CNH CA Master Account, L.P.	5,000,000	*	288,680	160,380	128,300	(16)

Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned and Offered (USD)	Percentage of Debentures Outstanding (%)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Shares of Common Stock Offered (1)	Number of Shares of Common Stock Beneficially Owned after the Offering(2)(6)	Natural Person(s) with Voting or Investment Power
Royal Bank of Canada	10,000,000	1.00	320,760	320,760	0	Royal Bank of
						Canada
GLG Market Neutral Fund	7,500,000	*	240,570	240,570	0	Pierre Lagrange,
						Noam Gottesman and Emmanuel Roman
SuttonBrook Capital Portfolio LP	10,000,000	1.00	320,760	320,760	0	(17)
Polygon Global Opportunities Master Fund	56,200,000	5.62	1,802,671	1,802,671	0	(18)
Wells Fargo & Company	5,000,000	*	160,380	160,380	0	Wells Fargo
						Bank, N.A.
National Bank of Canada - Tenor (+)	3,000,000	*	96,228	96,228	0	Robin R. Shah
Magnetar Capital Master Fund, Ltd.	25,000,000	2.50	801,900	801,900	0	(19)
ING Equity Income Fund (#)	2,312,880	*	74,187	74,187	0	(20)
Van Kampen Equity and Income Fund (#)	42,924,455	4.29	1,376,844	1,376,844	0	(20)
US Allianz Equity Income Fund (#)	536,320	*	17,203	17,203	0	(20)
UIF Equity Income Fund (#)	1,363,845	*	43,746	43,746	0	(20)
Van Kampen Harbor Fund (#)	1,257,000	*	40,319	40,319	0	(21)
Morgan Stanley Convertible Securities Trust (#)	838,000	*	26,879	26,879	0	(22)
San Francisco City and County ERS	1,372,000	*	44,008	44,008	0	(23)
Alcon Laboratories	482,000	*	15,460	15,460	0	(23)
Occidental Petroleum Corporation	319,000	*	10,232	10,232	0	(23)
British Virgin Islands Social Security Board	160,000	*	5,132	5,132	0	(23)
City University of New York (CUNY)	138,000	*	4,426	4,426	0	(23)
Grady Hospital Foundation	132,000	*	4,234	4,234	0	(23)
Independence Blue Cross (KHPE Advent Convertibles)	727,000	*	23,319	23,319	0	(23)
Pro Mutual	875,000	*	28,067	28,067	0	(23)
The Police and Fire Retirement System of the City of Detroit	536,000	*	17,193	17,193	0	(23)

Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned and Offered (USD)	Percentage of Debentures Outstanding (%)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Shares of Common Stock Offered (1)	Number of Shares of Common Stock Beneficially Owned after the Offering(2)(6)	Natural Person(s) with Voting or Investment Power
Trustmark Insurance Company	344,000	*	11,034	11,034	0	(23)
General Motors Management Investment Corp	922,000	*	29,574	29,574	0	(23)
Citadel Equity Fund, Ltd. (+)	200,000,000	20.00	6,415,200	6,415,200	0	(24)
DBAG London (+)	2,360,000	*	75,699	75,699	0	Patrick Corrigan
UBS Securities LLC (#)	17,500,000	1.75	792,012	561,330	230,682	(3)
CAS - HY	900,000	*	28,868	28,868	0	Mark Hudoff
GCOF - HY	300,000	*	9,623	9,623	0	Mark Hudoff
Pimco Convertible Fund	800,000	*	25,661	25,661	0	Mark Hudoff
TQA Master Fund Ltd.	4,261,000	*	136,676	136,676	0	(25)
TQA Master Plus Fund Ltd.	2,445,000	*	78,426	78,426	0	(25)
Zurich Institutional Benchmarks Master Fund Ltd c/o TQA Investors, LLC	1,627,000	*	52,188	52,188	0	(25)
LDG Limited	667,000	*	21,395	21,395	0	(26)
Silvercreek Limited Partnership	4,000,000	*	128,304	128,304	0	Louise Morwick,
						Bryn Joynt and Chris Witkowski
Silvercreek II Limited	2,500,000	*	80,190	80,190	0	Louise Morwick,
						Bryn Joynt and Chris Witkowski
Commercial Union Life Fund	1,000,000	*	32,076	32,076	0	David Clott
CGNU Life Fund	800,000	*	25,661	25,661	0	David Clott
Norwich Union Life and Pensions	2,000,000	*	64,152	64,152	0	David Clott
Privilege Portfolio Sicav	8,000,000	*	256,608	256,608	0	David Clott
Sanno Point Master Fund Ltd.	12,500,000	1.25	400,950	400,950	0	David Hammond
						and Mark Tanaka
Credit Suisse Securities Europe Ltd.(#)	3,000,000	*	96,228	96,228	0	(31)
Xavex Convertible Arbitrage 5	420,000	*	13,472	13,472	0	(27)
RCG PB LTD.	2,397,000	*	76,886	76,886	0	(28)
PCG Latitude Master Fund, Ltd.	5,283,000	*	169,458	169,458	0	(29)
Admiral Flagship Master Fund, LTD	12,500,000	1.25	400,950	400,950	0	(30)

Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned and Offered (USD)	Percentage of Debentures Outstanding (%)	Number of Shares of Common Stock Beneficially Owned(1)(2)	Number of Shares of Common Stock Offered (1)	Number of Shares of Common Stock Beneficially Owned after the Offering(2)(6)	Natural Person(s) with Voting or Investment Power
Citigroup Global Markets Inc. (#)	11,500,000	1.15	368,874	368,874	0	Citigroup Inc.
Any other holders of debentures or future transferees, pledgees or donees of or from any such holder(4)(5)	258,330,500	25.83	8,286,209	8,286,209	0	n/a

Total:	$1,000,000,000.00	100.00	32,076,000	32,076,000	0	n/a

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Assumes conversion of all of the holder’s debentures at a conversion rate of 32.0760 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment as described under ‘‘Description of Debentures—Conversion Rights.’’ As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Further, pursuant to the terms of the debentures, upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of the debentures to be converted and the total conversion obligation. We will deliver shares of our common stock, cash or a combination thereof, at our option for the remainder, if any, of our conversion obligation. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any debentures would be lower than the numbers shown for any holder of debentures in this table above. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures as described under ‘‘Description of Debentures—Repurchase of the Debentures by Us at the Option of Holders Upon a Fundamental Change’’ and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under ‘‘Description of Debentures—Conversion Rights.’’

(2)	The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, with the exception of Citadel Equity Fund Ltd., a holder beneficially owning 2.15% of our outstanding common stock, calculated based on 298,017,510 shares of common stock outstanding as of June 11, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s debentures, but we did not assume conversion of any other holder’s debentures.

(3)	The selling securityholder has informed us that there are no natural persons with voting or investment power over the debentures and common stock issuable upon conversion of the debentures.

(4)	Information concerning named selling securityholders or future transferees, pledgees or donees of or from any such securityholder will be set forth in supplements to this prospectus, absent circumstances indicating the change is material. In addition, post-effective amendments to the registration statement, of which this prospectus is a part, will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus, or additions or changes with respect to unnamed selling securityholders or future transferees, pledgees or donees from such unnamed holders.

(5)	The shares of common stock beneficially owned and offered by these holders combined represents approximately 2.78% of the outstanding shares of common stock as of June 11, 2007, and assumes that these other holders of debentures, or any future transferees, pledgees, donees or successors of or from any such other holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.

(6)	For the purposes of computing the number and percentage of debentures and shares to be held by the selling shareholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the debentures and all of the common stock issuable upon conversion of the debentures offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned. We also assume that unnamed holders of debentures, or any future transferees, pledgees, donees or successors of or from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the debentures.

(7)	Wachovia Securities International LTD is a wholly-owned subsidiary of Wachovia Corp., an SEC reporting company.

(8)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire.

(9)	Brian J. Stark and Michael A. Roth are managing members of investment management, but do not disclaim beneficial ownership.

(10)	The discretionary investment manager of the Selling Security holder is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities.

(11)	Messrs. Mark Fishman and Sal Naro may be deemed to share beneficial ownership of the Debentures owned of record by Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd., by virtue of their status as managing members of Sailfish Capital Partners, LLC, a Delaware limited liability company, the principal business of which is serving as the Investment Manager of Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd., a Cayman Island limited company. Each of Mr. Fishman and Mr. Naro share investment and voting power with respect to the ownership interests of the Debentures owned by Sailfish Multi-Strategy Fixed Income Master Fund (G2), Ltd. but disclaim beneficial ownership of such interests.

(12)	JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the Registrable Securities. The equity interests of the Manager are owned by JMG Capital Management, Inc. (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(13)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(14)	The selling securityholder has informed us that Keith Fordyce serves as a Managing Director of KBC Finanical Products USA Inc. and has investment control over the securities.

(15)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

(16)	CNH Partners, LLC is Investment Advisor of the Selling Securityholder and has sole voting and dispositive power over the Registrable Securities. Investment principals for the Advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(17)	SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP. John London and Steven M. Weinstein are the natural persons with control and voting power over SuttonBrook Capital Management LP.

(18)	Polygon Investment Parnter LLP and Polygon Investment Partners LP (the “Investment Manager”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(19)	Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund. Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund. Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Patners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.

(20)	Van Kampen Asset Management is the Investment Adviser for Van Kampen Equity Income Fund, ING Equity Income, USAZ Equity Income, and UIF Equity Income. The portfolio managers, who would be making investment decisions, are Jim Gilligan, Executive Director, and Sergio Marcheli, Vice President.

(21)	Van Kampen Asset Management is the Investment Adviser for Van Kampen Harbor Fund. The portfolio managers, who would be making investment decisions, are Ellen Gold, Executive Director, and David McLaughlin, Vice President.

(22)	Morgan Stanley Investment Advisors Inc. is the Investment Advisor for Morgan Stanley Convertible Series Trust, but for administrative purposes its affiliate, Van Kampen Asset Management, is the contact for securities questionnaires. Ellen Gold is the portfolio manager and also an Executive Director of Morgan Stanley Investment Advisors Inc.

(23)	The selling securityholder has informed us that Tracy V. Maitland is the President and Chief Investment Officer of Advent Capital Management, LLC and has voting control and investment decisions.

(24)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(25)	Named individuals are principals of TQA Investors, LLC

(26)	TQA Investors, LLC has sole investment power and sole voting power. Its members are: Paul Bucci and Darren Langis, Andrew Anderson and Steven Polamis.

(27)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Xavex Convertible Arbitrage 5. (“Xavex”) consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Start, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(28)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG PB LTD. (“RCG PB LTD”) consequently has voting control and investment discretion over securities held by RCG PB LTD. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB LTD. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(29)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(30)	The selling securityholder has informed us that the CEO serves as portfolio manager and has investment discretion.

(31)	The selling securityholder has informed us that Gerry Murtaugh serves as Managing Director and has voting control and investment discretion over the securities.

This prospectus may be used only by the selling securityholders identified above to sell the securities set forth opposite each such selling securityholder’s name in the foregoing table. This prospectus may not be used by any selling securityholder not named in this prospectus, including transferees, pledgees or donees of the selling securityholders named above, prior to the effectiveness of the registration statement, of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the debentures and/or the common stock issuable upon conversion of the debentures by any unnamed securityholder or future transferees, pledgees or donees from such unnamed securityholders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling securityholder. Additional information for the named securityholders and the information for transferees, pledgees or donees of the named securityholders will be provided by supplements to this prospectus, absent circumstances indicating the change is material. The supplement or amendment will also disclose whether any securityholder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment if such information has not been previously disclosed.

Plan of distribution

The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders may sell the debentures and the underlying common stock, from time to time, in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions (which may involve block transactions) in the following manner:

•	on any national securities exchange or quotation service on which the debentures or the underlying common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling securityholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the debentures or the underlying common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.

A short sale of the debentures or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such debentures or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the debentures or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the debentures or our common stock on the open market to cover positions created by short sales. In determining the source of the debentures or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of debentures or shares of common stock available for purchase in the open market.

The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or common stock less any discounts or commissions. A selling securityholder reserves the right to accept, and together with its agents, to reject (except when we decide to redeem the debentures in accordance with the terms of the indenture) any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the debentures and the common stock into which the debentures are convertible in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling securityholders may not sell the debentures and the common stock into which the debentures are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

Our outstanding common stock is listed for trading on the Nasdaq Global Select Market. Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus supplement will no longer be eligible for trading of the PORTAL Market. We do not intend to list the debentures for trading on any other automated quotation system or any securities exchange.

The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the debentures and underlying common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling securityholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling securityholder purchased its debentures in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any discounts, commissions, concessions or profit they earn on any resale of the debentures or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

The selling securityholders and any other person participating in the sale of the debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

We cannot assure you that any selling securityholder will sell any or all of the debentures or the underlying common stock with this prospectus supplement and the accompanying prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus supplement and the accompanying prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus supplement and the accompanying prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus supplement and the accompanying prospectus. Each selling securityholder has represented that it will not sell any debentures or common stock pursuant to this prospectus supplement and the accompanying prospectus except as described in this prospectus supplement and the accompanying prospectus.

At the time a particular offering of the debentures or underlying common stock is made, if required, a prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which the accompanying prospectus is a part, will be distributed setting forth the names of the selling securityholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of debentures and the underlying common stock by the selling securityholders.

Pursuant to the registration rights agreement, all expenses of the registration of debentures and underlying common stock will be paid by us, except that the selling securityholders will pay all underwriting discounts and selling commissions. The selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act.

The registration rights agreement requires that we use reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the second anniversary of the date of the original issuance of the debentures and (ii) such time as all of the debentures and the common stock issuable on the conversion thereof cease to be outstanding or have either (A) been sold or otherwise transferred pursuant to an effective registration statement, (B) been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed or (C) become eligible for sale pursuant to Rule 144(k) or any successor provision. Notwithstanding the foregoing obligations, we may, under certain circumstances, postpone or suspend the filing or the effectiveness of the shelf registration statement, or any amendments or supplement thereto, or the sale of the debentures or underlying common stock hereunder. See “Description of debentures—Registration rights.”

Legal matters

The validity of the securities offered by this prospectus supplement will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco and Los Angeles, California.

Independent registered public accounting firm

Our consolidated financial statements included in our annual report on Form 10-K for the year ended March 31, 2007 incorporated by reference in this prospectus supplement have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon.

PROSPECTUS

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

GUARANTEES

UNITS

We or selling securityholders may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “XLNX.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section of our filings with the SEC and the applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 15, 2007.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would,” and similar expressions or expressions of the negative of these terms. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of the global economy as well as of the semiconductor industry, the health of our end markets and our customers’ customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, a high dependence on turns business, higher than anticipated product delinquencies, greater than expected customer volume discounts, greater than anticipated product mix changes, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to secure meaningful wafer capacity from our suppliers, our ability to secure adequate test, packaging and assembly capacity from our suppliers, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors contained in this prospectus under the heading “Risk factors” and in our SEC filings, including our report on Form 10-K for the year ended March 31, 2007.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

THE COMPANY

We design, develop and market complete programmable logic solutions, including advanced integrated circuits (“ICs”), software design tools, predefined system functions delivered as intellectual property (“IP”) cores, design services, customer training, field engineering and technical support. Our programmable logic devices (“PLDs”) include field programmable gate arrays (“FPGAs”) and complex programmable logic devices (“CPLDs”). These devices are standard products that our customers program to perform desired logic functions. Our products are designed to provide high integration and quick time-to-market for electronic equipment manufacturers in the communications, storage, server, consumer, automotive, industrial and other markets. We sell our products globally through independent domestic and foreign distributors and through direct sales to original equipment manufacturers (“OEMs”) by a network of independent sales representative firms and by a direct sales organization.

Xilinx was founded and incorporated in California in February 1984. In April 1990, the Company reincorporated in Delaware. Our corporate facilities and executive offices are located at 2100 Logic Drive, San Jose, California 95124, and our phone number is (408) 559-7778.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Year ended
March 31, 2007	April 1, 2006	April 2, 2005	April 3, 2004	March 29, 2003
118.3	387.0	311.5	346.0	215.5

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges. Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the indenture under which the debt securities would be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold by us will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt as described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture dated as of June 14, 2007 between us and The Bank of New York Trust Company, N.A. that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto: (i) the title and series of such debt securities, including CUSIP numbers; (ii) any limit upon the aggregate principal amount of such debt securities of such title or series; (iii) whether such debt securities will be in global or other form; (iv) the date(s) and method(s) by which principal and any premium on such debt securities is payable; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable and the method of payment; (vii) whether and under what circumstances any additional amounts are payable with respect to such debt securities; (viii) the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security; (ix) the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months; (x) the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable; (xi) any redemption or sinking fund provisions; (xii) the denominations of such debt securities; (xiii) any rights of the holders of such debt securities to convert the debt securities into other securities or property; (xiv) the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars; (xv) the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods; (xvi) if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy; (xvii) any events of default or covenants in addition to or in lieu of those described herein and remedies therefor; (xviii) whether such debt securities will be subject to defeasance or covenant defeasance; (xix) the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants; (xx) any trustees other than The Bank of New York Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities; (xxi) the terms, if any, on which such debt securities will be subordinate to other debt of the Company; and (xxii) any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “— Consolidation, Merger and Sale of Assets.” The Company’s certificate of incorporation also contains other provisions which may prevent or limit a change of control. See “Description of Capital Stock.”

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such other amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things: (a) change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment thereof or, if such debt securities provide therefor, any right of repayment at the option of the holder; (b) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting; (c) modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or (d) make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes: (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder; (2) to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the Indenture; (3) to establish the form and terms of debt securities issued thereunder; (4) to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee; (5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture which shall not adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect; (6) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture; (7) to add any additional events of default with respect to all or any series of debt securities; (8) to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect; (9) to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series; (10) to amend or supplement any provision contained in such indenture or any supplemental indenture, provided that no such amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding; or (11) to qualify such indenture under the Trust Indenture Act of 1939.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder: (a) default in the payment of principal (or premium, if any) or any additional amounts with respect to such principal or premium on any series of the debt securities outstanding under the indenture when due; (b) default in the payment of any interest or any additional amounts with respect to such interest on any series of the debt securities outstanding under the indenture when due, continued for 30 days; (c) default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series; (d) failure to perform any other covenant or warranty of the Company contained in such indenture or such debt securities continued for 90 days after written notice; (e) certain events of bankruptcy, insolvency or reorganization of the Company; and (f) any other event of default provided in a supplemental indenture with respect to a particular series of debt securities. In case an event of default other than a default specified in clause (e) above shall occur and be continuing with respect to any series of such debt securities, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (voting as a class), except in each case a failure to pay principal of or premium, interest or additional amounts, if any, on such debt securities or a default in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under such indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to the applicable indenture will be subject to certain conditions precedent including, without limitation, that the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding under such indenture make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act, but the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not consolidate with, merge into or sell, convey or lease all or substantially all of its assets to any person unless the successor person is a corporation organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under such indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Existence. Except as permitted under “— Consolidation, Merger or Sale of Assets,” the indenture requires the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by certificate of incorporation, bylaws and statute) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if its board of directors determines that the preservation thereof is no longer desirable in the conduct of its business.

Calculation of Original Issue Discount. The Company shall file with the trustee promptly at the end of each calendar year a written notice specifying the amount of original issue discount accrued on outstanding securities at the end of such year and any other specific information as may then be relevant under the Internal Revenue Code of 1986, as amended.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (i) the debt securities are redeemable at the option of the Company, (ii) the holder of debt securities may cause the Company to repurchase such debt securities or (iii) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may terminate its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if: (i) all debt securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the applicable trustee for cancellation and the Company has paid all sums payable by it under the indenture; or (ii) (A) the debt securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee), without consideration of any reinvestment, to pay principal of and interest on the debt securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under such indenture, and (C) the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with. With respect to the foregoing clause (i), only the Company’s obligations to compensate and indemnify the applicable trustee under the indenture shall survive. With respect to the foregoing clause (ii) only the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. Thereafter, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

The indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series and (ii) may omit to comply with any term, provision, covenant or condition of such indenture, and such omission shall be deemed not to be an event of default under clause (d) of the first paragraph of “— Events of Default” with respect to the outstanding debt securities of such series; provided that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, which funds shall consist of cash or U.S. Government Obligations or a combination thereof sufficient (, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the applicable trustee, without consideration of any reinvestment , to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to such trustee an opinion of counsel that (1) the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (2) the holders of the debt securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code; and (E) the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i)

above, the opinion of counsel referred to in clause (D)(l) above may be replaced by a ruling directed to the applicable trustee received from the Internal Revenue Service to the same effect. Subsequent to a legal defeasance under clause (i) above, the Company’s obligations to execute and deliver debt securities of such series for authentication, to maintain an office or agency in respect of the debt securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of debt securities of such series, to deliver debt securities of such series for replacement or to be canceled, to compensate and indemnify the applicable trustee and to appoint a successor trustee, and its right to recover excess money held by the applicable trustee shall survive until such debt securities are no longer outstanding. After such debt securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company’s obligations to compensate and indemnify the applicable trustee and its right to recover excess money held by the applicable trustee shall survive.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Trust Company, N.A. is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK

General

Under Xilinx’s certificate of incorporation, as amended (the “certificate of incorporation”), Xilinx is authorized to issue up to two billion shares of common stock and up to two million shares of preferred stock. As of June 11, 2007, we had outstanding 298,017,510 shares of common stock and no preferred stock.

Common Stock

The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of Xilinx. Holders of shares of common stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of Xilinx. The holders of common stock are entitled to receive dividends, if any, as and when declared from time to time by the board of directors of Xilinx out of funds legally available therefore. Upon liquidation, dissolution or winding up of the affairs of Xilinx, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Xilinx available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders to issue from time to time shares of preferred stock in one or more series. Xilinx’s board of directors is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series of preferred stock.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Xilinx without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Delaware Anti-takeover Law and Charter and Bylaw Provisions

Provisions of Delaware law and our charters documents could make the acquisition of us and the removal of incumbent officers and directors more difficult.

Delaware Takeover Statute

We are governed by Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

•	before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers or which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within the three year period immediately prior to the business combination, beneficially owned 15% or more of the outstanding voting stock of the corporation. Section 203 defines business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Undesignated Preferred Stock

Under our certificate of incorporation, the board of directors has the power to authorize the issuance of up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the common stockholders. The issuance of preferred stock may:

•	delay, defer or prevent a change in control;

•	discourage bids for the common stock at a premium over the market price of our common stock;

•	adversely affect the voting and other rights of the holders of our common stock; and

•	discourage acquisition proposals or tender offers for our shares and, as a consequence, inhibit increases in the market price of our shares that could result from actual or rumored takeover attempts.

Advance Notice Provisions

Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board.

Special Meeting Requirements

Our bylaws provide that special meetings of stockholders may be called at the request of the board of directors, the chairman of the board of directors or the president.

Cumulative Voting

Neither our certificate of incorporation nor our bylaws provides for cumulative voting in the election of directors. These provisions may deter a hostile takeover or delay a change in control or management of Xilinx.

Limitation on Liability and Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Ninth Article of Xilinx’s Certificate of Incorporation and Article VI of Xilinx’s Bylaws provide for indemnification of Xilinx’s directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, Xilinx has entered into Indemnification Agreements with its officers and directors.

No Action by Stockholder Consent

Xilinx’s certificate of incorporation provides that no action shall be taken by the stockholders of Xilinx except at an annual or special meeting of stockholders and no action shall be taken by the stockholders by written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 43078, Providence, RI 02940-3078 and its phone number is (781) 575-2879.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents,

•	to or through underwriters,

•	through broker-dealers (acting as agent or principal),

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

•	through a combination of any such methods of sale;

•	through any other methods described in a prospectus supplement

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the Nasdaq Global Select Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Xilinx, Inc. appearing in Xilinx’ Annual Report (Form 10-K) for the year ended March 31, 2007 (including schedules appearing therein), and Xilinx management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Xilinx management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Xilinx, Inc. SEC Filings (File No. 0-18548)	Period
Annual report on Form 10-K (including the portions of our proxy statement for our 2007 annual meeting of stockholders incorporated by reference therein)	Year ended March 31, 2007, filed on May 30, 2007.

Current reports on Form 8-K	Filed on April 2, 2007 and April 18, 2007.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. However, we are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any future current report on Form 8-K that we may file with the SEC.

You may obtain copies of any of these filings through Xilinx as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Xilinx, Inc.

2100 Logic Drive

San Jose, California 95124

(408) 559-7778

www.xilinx.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.